Exhibit 2.1

EQUITY PURCHASE AGREEMENT

BY AND AMONG

GAMESQUARE HOLDINGS, INC.,

THE SELLERS NAMED HEREIN

AND

GRACE WATKINS, AS REPRESENTATIVE OF THE SELLERS

Dated as of September 11, 2025

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INDEX OF EXHIBITS

EXHIBIT A – Accounting Methodology

EXHIBIT B – Pre and Post-Closing Capitalization Table; Pro Rata Share

EXHIBIT C – General Release of Claims

EXHIBIT D – EBITDA Methodologies

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EQUITY PURCHASE AGREEMENT

This EQUITY PURCHASE AGREEMENT, dated September 11, 2025 (this “Agreement”), is made and entered into by and among (i) Emma Jane Holdings Pty Ltd as Trustee for the Emma Jane Trust, El Watkins Investments Pty Ltd as Trustee for the El Watkins Investment Trust, GM Watkins Pty Ltd as Trustee for the GM Watkins Trust, Matthew Palaje, individually, and Phiroz Austin, individually (each, a “Seller” and collectively, the “Sellers”), (ii) Grace Watkins, solely in her capacity as the representative of the Sellers (the “Representative”) and (iii) GameSquare Holdings, Inc., a Delaware corporation (“Buyer”). Buyer, the Sellers, and the Representative are each sometimes referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS, the Sellers collectively own all of the issued and outstanding shares (the “Shares”) of capital stock of Click Management Pty Ltd, an Australian proprietary limited company (the “Company”);

WHEREAS, the Company conducts the Business (defined below) directly and through its wholly owned subsidiary, Click Media & Management LLC, a Delaware limited liability company (“Click Media,” and together with the Company, collectively, the “Company Group”);

WHEREAS, the Sellers wish to sell to Buyer, and Buyer wishes to purchase from the Sellers all of the Shares, subject to the terms and conditions set forth herein (such transaction and the other transactions contemplated by this Agreement, the “Transaction”); and

WHEREAS, contemporaneously herewith, the Key People (defined below) shall enter into the Retention Documents (defined below).

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Article I

DEFINITIONS

Section 1.1 Definitions. The following terms, as used in this Agreement, have the following meanings:

“Accounting Change Taxes” means, without duplication, any and all Taxes (as reasonably determined by Buyer) payable by Buyer or its Affiliates (including, for the avoidance of doubt, the Company Group) with respect to taxable income recognized in any taxable period (or portions thereof) ending after the Closing Date, which taxable income would have been realized by the Company Group with respect to a Pre-Closing Tax Period if each member of the Company Group thereof had used the accrual method of income Tax accounting. For purposes of this definition, Taxes will be deemed payable if such taxable income reduces any Tax asset or Tax attribute of the Company Group, Buyer, or any of their Affiliates.

“Accounting Methodology” means the principles, methods, practices, categories, estimates, judgments and assumptions to be used in the calculation of Net Working Capital, the Closing Date Indebtedness and the Closing Date Cash, as set out on Exhibit A attached hereto, which includes an example calculation of Net Working Capital, assuming the Closing occurred on June 30, 2025.

“Accounts Receivable” means all of the Company Group’s (a) accounts receivable and other rights to payment from clients and customers of the Company Group and the full benefit of all security for such accounts or rights to payment, including all accounts receivable (regardless of whether such accounts receivable have been billed or are unbilled) representing amounts receivable in respect of services rendered to clients and customers of the Company Group, (b) all other accounts receivable of the Company Group and the full benefit of all security for such accounts and (c) any claim, remedy or other right of the Company Group with respect to any of the foregoing.

“Actual Fraud” means an act committed by a Party or an equityholder or a controlling Person of any Party with intent to deceive another Party, or to induce such Person to enter into this Agreement, and requires each of (i) a false representation of material fact made herein; (ii) with knowledge that such representation is false; (iii) with an intention to induce the party to whom such representation is made to act or refrain from acting in reliance upon it; (iv) causing that party, in justifiable reliance upon such false representation, to take or refrain from taking action; and (v) causing such party to suffer damage by reason of such reliance.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by, or under common control with, such specified Person.

“Anti-Corruption Laws” means the FCPA, the U.S. Travel Act, the U.S. domestic bribery statute contained in 18 U.S. Code § 201, the UK Bribery Act 2010 (to the extent applicable) and all other applicable local, municipal, state, federal, or national Laws in the United States, Australia, or any other country regarding corruption, bribery, kickbacks, revolving doors, ethical business conduct, fraud, racketeering, political contributions, gifts, hospitalities, expense reimbursements, representative relationships, commissions, lobbying, books and records, and financial controls to the extent that such laws or regulations are not inconsistent with or impose a standard lower than the FCPA or any other applicable U.S. Law.

“Associate” of a Person means:

(a) a corporation or organization (other than a Party) of which such Person is a director, manager, an officer or partner or is, directly or indirectly, the beneficial owner of ten percent (10%) or more of any class of equity securities;

(b) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar capacity; and

(c) any relative or spouse of such Person or any relative of such spouse who has the same home as such Person or who is a director, manager, or officer of any Affiliate of any Seller.

“Business” means the business of the Company Group as conducted as of the Closing Date, including without limitation, talent representation and the immersive and educational media and marketing services for the gaming and esports industries.

“Business Day” means any day except Saturday, Sunday or any days on which banks are generally not open for business in Dallas, Texas or New South Wales, Australia.

“Business Systems” means all software, computer hardware (whether general or special purpose), computer systems, information technology and data processing systems, telecommunications equipment (including data communications lines, routers, hubs, switches), interfaces, networks, platforms, servers, peripherals, websites, and all other information technology equipment, and all associated documentation that are owned or leased by or for, or under the control of, any member of the Company Group.

“Buyer Indemnified Parties” means Buyer and its Affiliates (including following the Closing, each member of the Company Group) and their respective directors, officers, managers, employees, and equityholders and the successors and assigns of each of the foregoing.

“CARES Act and Related Programs” means any Laws, programs, executive orders, executive memos or similar schemes which are designed to address the impact of COVID-19 (whether coming into force before or after the date hereof), including the Coronavirus Aid, Relief, and Economic Security Act of 2020 (Pub. L. No. 116-136), the Families First Coronavirus Response Act (Pub. L. No. 116-127), the Paycheck Protection Program and Health Care Enhancement Act (Pub. L. No. 116-139), the Consolidated Appropriations Act, 2021 (Pub. L. No. 116-260), the American Rescue Plan Act of 2021 (Pub. L. No. 117-2), Section 13(3) of the Federal Reserve Act, the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020, IRS Notice 2020 65, and the Health and Economic Recovery Omnibus Emergency Solutions Act and the Health, Economic Assistance, Liability Protection, and Schools Act.

“Cash” means the cash, cash equivalents, marketable securities and deposits of the Company Group determined in accordance with the Accounting Methodology.

“Closing Cash Consideration” means amount equal to the sum of: (i) $4,500,000; (ii) plus the Estimated Net Working Capital Surplus (or minus the Estimated Net Working Capital Deficit), if any; (iii) plus the Estimated Closing Date Cash (or minus the Estimated Closing Date Cash if it is a negative number); (iv) minus the Estimated Closing Date Indebtedness; and (v) minus the Estimated Transaction Expenses.

“Closing Date” means the date hereof.

“Closing Date Cash” means the aggregate amount of Cash of the Company Group determined as of immediately prior to the Closing (which amount may be zero or a negative number).

“Closing Date Indebtedness” means the amount outstanding of aggregate Indebtedness of the Company Group as of immediately prior to the Closing.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Contracts” means the Contracts to which any member of Company Group is a party or their respective properties are bound.

“Company Plan” means each Employee Benefit Plan sponsored, maintained, or contributed to, or required to be contributed to, by any member of the Company Group for the benefit of any employee, independent contractor, officer or director of any member of the Company Group or with respect to which any member of the Company Group has any liability (whether known or unknown, accrued, contingent or otherwise).

“Company Trade Secret” means any Trade Secret included in the Owned Intellectual Property, or the Licensed Intellectual Property, or that is otherwise used or held for use by any member of the Company Group in the conduct of the Business.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of June 13, 2025, by and between the Company and Buyer.

“Contract” means any written or oral contract, lease, instrument, note, commitment, undertaking, indenture or other agreement.

“Copyrights” means all works of authorship and derivative works thereof (whether or not published), registered and unregistered copyrights, designs and mask work and registrations (and any similar rights), and other rights of authorship and exploitation, and any applications, registrations and renewals in connection with any of the foregoing.

“Current Assets” means the aggregate amount of the Company Group’s Accounts Receivable, prepaid items, and other current assets (but excluding Cash and Tax assets), in each case calculated in accordance with the Accounting Methodology.

“Current Liabilities” means the aggregate amount of the Company Group’s accounts payable, accrued expenses, and other current liabilities including, without limitation, liabilities for Taxes payable (but excluding Indebtedness and any liabilities for income Taxes), in each case calculated in accordance with the Accounting Methodology.

“Effective Time” means 11:59 p.m. Central time on the Closing Date.

“Employee Benefit Plan” means each (i) “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), including any all savings, profit-sharing, pension, cash balance, life, disability, medical, dental, vision or post-service medical or life insurance or any other type of welfare plan, (ii) equity or equity-based compensation plan, program, agreement, contract or arrangement, (iii) compensation, deferred compensation, employment, consulting, retention, severance, change-in-control, flexible spending, health reimbursement, health savings, cafeteria, bonus, incentive, fringe benefit, retirement, vacation, holiday, sick leave, or other leave of absence, salary continuation and other paid time off plan, program, agreement, contract, or arrangement, and (iv) any other compensatory or employee benefit plan, program, agreement, contract or arrangement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, at any relevant time, any Person (whether incorporated or unincorporated) that, together with any member of the Company Group, would be a “single employer” within the meaning of Section 414(b) (c). (m) or (o) of the Code.

“Estimated Net Working Capital Deficit” means the amount, if any, by which the Target Net Working Capital exceeds the Estimated Net Working Capital as set forth on the Closing Date Financial Certificate.

“Estimated Net Working Capital Surplus” means the amount, if any, by which the Estimated Net Working Capital exceeds the Target Net Working Capital as set forth on the Closing Date Financial Certificate.

“Final Closing Date Indebtedness” means Closing Date Indebtedness as reflected on the Final Closing Statement.

“Final Closing Date Cash” means the Closing Date Cash as reflected on the Final Closing Statement.

“Final Closing Statement” means the Preliminary Closing Statement as finally determined and/or modified pursuant to Section 2.5.

“Final Net Working Capital” means Net Working Capital as reflected on the Final Closing Statement.

“Final Transaction Expenses” means Transaction Expenses as reflected on the Final Closing Statement.

“Foreign Corporation Taxes” means, without duplication, any and all (a) Taxes of or imposed on Buyer or any of its Affiliates (including the Company Group) as a result of an inclusion under Section 951(a) of the Code (or any similar provision of state or local Law) attributable to (i) “Subpart F income” within the meaning of Section 952 of the Code (or similar provision of state, local, foreign or other Law) received or accrued on or prior to the Closing Date that is related or attributable to the Company Group or (ii) the holding of “United States property” within the meaning of Section 956 of the Code (or similar provision of state, local foreign or other Law) on or prior to the Closing Date that is related or attributable to the Company Group, in each case, determined as if the taxable years of each of the Company Group ended on the Closing Date; (b) Taxes of or imposed on Buyer or any of its Affiliates (including the Company Group) as a result of an inclusion under Section 951A of the Code (or similar provision of state, local foreign or other Law) determined as if the taxable years of each member of the Company Group ended on the Closing Date; and (c) the aggregate amount of federal, state, and local income Taxes resulting from an election pursuant to Section 965(h) of the Code (and applicable provisions of state and local Law) to pay the “net tax liability” (as defined in Section 965(h) of the Code and applicable provisions of state and local Law) in installments.

“Fundamental Representations” means the representations and warranties of the Sellers in Section 3.1 (Authority of the Sellers), Section 3.2 (Organization of the Members of the Company Group), Section 3.3 (Capitalization), Section 3.4 (Subsidiaries), Section 3.10(a) – (l) (Intellectual Property), Section 3.13 (Tax Returns; Taxes), and Section 3.18 (Certain Fees).

“Funds Flow Memo” means the document provided by the Representative (on behalf of the Sellers) to Buyer setting out (a) the Closing Cash Consideration and support for the calculations thereof, (b) wire transfer instructions and (c) any other information reasonably required by Buyer in order to effectuate payment of the Closing Cash Consideration.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Government Contract” means any Contract including an individual task order, delivery order, purchase order, or blanket purchase agreement between any member of the Company Group, on the one hand, and any Governmental Entity, on the other, as well as any subcontract, teaming agreement, joint venture, basic ordering agreement, pricing agreement, letter contract or other Contract by which (i) any member of the Company Group has agreed to provide goods or services to a prime contractor, to a Governmental Entity or to a higher-tier subcontractor or (ii) a subcontractor, vendor or other affiliate has agreed to provide goods or services to any member of the Company Group, where, in either event, such goods or services ultimately will benefit or be used by a Governmental Entity. For purposes hereof, a task order, delivery order, purchase order, change order or work order under a Government Contract will not constitute a separate Government Contract but will be part of the Government Contract to which it relates.

“Governmental Entity” means any U.S. or non-U.S. federal, state, provincial, or local government, or quasi-governmental agency, any political or other subdivision thereof or any court, administrative or regulatory agency, department, instrumentality, bureau, authority, body or commission or other governmental authority or agency, or any agency or instrumentality of any such government or political subdivision, or any federal, state, provincial, local or foreign court or arbitrator and any other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of government.

“Government Official” means any official, employee, or agent of any Governmental Entity, military, public international organization (such as the United Nations or the World Bank), government or state-owned or affiliated entity or organization (including, but not limited to, public universities, state hospitals, state research laboratories, or sovereign wealth funds), political party, or any instrumentality of the foregoing.

“Indebtedness” means, with respect to any Person, without duplication, (a) any liability or obligation of such Person (i) constituting the principal amount, plus any related accrued and unpaid interest, fees, expenses and prepayment premiums or penalties, of indebtedness for borrowed money; (ii) evidenced by any note, bond, debenture, bankers’ acceptance, letter of credit, line of credit, or other instrument, facility or debt security (including a purchase money obligation); (iii) upon which interest charges (other than late payment charges) are customarily paid or owed; or (iv) issued or assumed as the deferred purchase price of property or services, conditional sale obligations and obligations under any title retention agreement (including any deferred pay-out or earn-out); (b) any obligation of such Person under any lease or similar arrangement that would be required to be accounted for by the lessee as a capital lease in accordance with GAAP, excluding, for the sake of clarity, any operating leases for real estate, equipment and vehicles (and accounted for as a Right of Use Asset in accordance with GAAP; (c) any synthetic lease obligations, sale-leaseback obligations and other similar indebtedness obligations, whether secured or unsecured; (d) any direct or indirect guarantee (or keepwell agreement) by such Person of any indebtedness of any other Person described in the other subsections of this definition; (e) any obligation to reimburse any bank or other Person for amounts paid under a letter of credit or similar instrument; (f) for any unpaid liabilities for or with respect to Taxes (excluding Taxes adequately reserved for on the books of the Company Group or Taxes for which adequate estimated payments have been made), (g) any obligations under interest rate, currency and other derivative Contracts, (h) any payables not related to the Business conducted by any member of the Company Group (including any personal expenses of the Sellers, Representative, and/or any Associate thereof), (i) any earned and unpaid non-discretionary bonuses with respect to or related to the period of the Company’s 2025 fiscal year prior to the Closing Date, (j) any accrued but unpaid owner and family payroll or compensation owed to any Seller, Representative, and/or any family member of a Seller or the Representative to the extent not included in the calculation of Net Working Capital or arising in the Ordinary Course (i.e., standard payroll due on the Company’s next regularly scheduled payroll date to a Seller or Representative in their capacity as an employee of the Company), (k) any liabilities or obligations for moneys or amounts owed to customers due to duplicate payments and/or escheat liabilities, and (l) any payables due to the Sellers, Representative, or any Affiliate thereof; provided, however, for the avoidance of doubt, Indebtedness shall not include any amounts otherwise included in the calculation of Transaction Expenses or Net Working Capital.

“Information Laws” means any and all federal, state, provincial, local, municipal, foreign, international, or multinational Laws, legal requirements and self-regulatory guidelines, in each case, as amended that are applicable to any member of the Company Group and concerning: (i) the privacy, data privacy, data protection, data security, Processing, and/or security of Personal Information and other non-public data, and all regulations and guidance promulgated thereunder, including (in each case to the extent applicable) all privacy and security breach notification and disclosure Laws, the Telephone Consumer Protection Act of 1991, the Do-Not-Call Implementation Act of 2003, the Fair Credit Reporting Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, Section 5 of the Federal Trade Commission Act of 1914, the California Consumer Privacy Act of 2018, the Illinois Biometric Information Privacy Act, Payment Card Industry Data Security Standards, and (ii) classified information and information considered sensitive by any Governmental Entity.

“Intellectual Property” means all worldwide intellectual property and intellectual property rights, and similar rights arising from or associated with the following, whether protected, created, or arising under the Laws of the United States or any other jurisdiction, including: (a) Trademarks; (b) domain names, URLs and other Internet addresses or identifiers, websites and website content; (c) Patents; (d) Copyrights; (e) Trade Secrets; (f) Social Media Accounts; (g) Software; (h) all other intellectual property and intellectual property rights of any kind or nature now known or hereafter recognized in any jurisdiction worldwide; (i) all goodwill associated with any of the foregoing; (j) all proceeds, income, royalties, damages and payment now or hereafter due and/or payable under any of the foregoing, including damages or payments for past or future infringements for any of the foregoing; and (j) all rights to assert, defend and exclude others from appropriating any of such Intellectual Property, including the right to sue for and remedies against past, present and future infringements of any or all of the foregoing and rights of priority and protection of interests therein.

“IRS” means the U.S. Internal Revenue Service.

“Key People” means each of Grace Watkins and Emma Jane Barnes.

“Knowledge of the Company Group” means all facts actually known, or that should have been known after reasonable inquiry, by the Key People.

“Law” means any applicable statutes, rules, codes, regulations, ordinances of, or issued by, Governmental Entities and any Orders.

“Legal Dispute” means any claim, action, suit or Proceeding between or among the Parties arising in connection with any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or any Transaction Document (other than the Retention Documents).

“Licensed Intellectual Property” means all Intellectual Property of a third party that is properly licensed to any member of the Company Group pursuant to a written Contract.

“Licenses” means all licenses, permits (including environmental, construction, surveyor, engineering, and operation permits), franchise, approval, consent, permission, clearance, registration, qualification, certificates and other authorization or any waiver of the foregoing issued by or required to be issued by any Governmental Entity or pursuant to any Law.

“Liens” means mortgages, liens, pledges, security interests, charges, claims, restrictions, leases, covenants, easements, options, rights of others and encumbrances, whether imposed by agreement, understanding, law, equity or otherwise, except for any restrictions on transfer generally arising under any applicable federal or state securities Law.

“Losses” means any and all liabilities, obligations, losses, claims, interest, awards, assessments, Taxes, judgments (at equity or at law, including statutory and common), fines, penalties, damages, costs, fees, charges, disbursement, deficiency, disgorgement, settlement of any kind or nature and expenses, including reasonable expenses incurred in connection with investigating, pursuing, preparing, defending or asserting any of the foregoing (including reasonable fees and disbursements of legal counsel); provided that punitive, special, indirect and exemplary damages shall only constitute Losses to the extent payable in connection with a Third-Party Claim.

“Material Adverse Effect” means any event, change, circumstance, effect or other matter that has, or could reasonably be expected to have, either individually or in the aggregate with all other events, changes, circumstances, effects or other matters, with or without notice, lapse of time or both, a material adverse effect on (a) the business, assets, liabilities, properties, condition (financial or otherwise), operating results, or operations of the Company Group, taken as a whole, or (b) the ability of any member of the Company Group, any Seller, or the Representative to perform its respective obligations under this Agreement or to consummate timely the transactions contemplated by this Agreement; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial, banking or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action expressly required by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer; (vi) any changes in applicable Laws or accounting rules (including GAAP); (vii) any natural or manmade disaster or acts of God; (viii) any epidemics, pandemics, disease outbreaks, or other public health emergencies; or (ix) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); provided, further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Company Group, taken as a whole, compared to other participants in the industries in which the Company Group conducts its businesses.

“Net Working Capital” means (i) the Current Assets, minus (ii) the Current Liabilities, in each case, as of immediately prior to the Closing.

“Neutral Accounting Firm” means an accounting firm of nationally recognized standing that is not at the time it is to be engaged hereunder rendering material services in connection with the Transaction to any Party, or any Affiliate thereof and has not rendered material services to any Party or any Affiliate thereof in the prior three (3) years.

“Open Source Software” means any software that is: (a) distributed as free software, open source software or similar licensing or distribution models, including software licensed or distributed under the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License; or (b) distributed under any other license or other agreement that requires, as a condition of the use, modification or distribution of software subject to such license or agreement, that such software or other software linked with, called by, combined or distributed with such software be (i) disclosed, distributed, made available, offered, licensed or delivered in source code form, (ii) licensed for the purpose of making derivative works, (iii) licensed under terms that allow reverse engineering, reverse assembly, or disassembly of any kind, or (iv) redistributable at no charge, including any license defined as an open source license by the Open Source Initiative as set forth on www.opensource.org.

“Order” means any order, writ, judgment, injunction, decree, ruling, assessment, stipulation, determination or award entered by or with any Governmental Entity or arbitrator.

“Ordinary Course” means an action taken by the any member of the Company Group if that action is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person.

“Owned Intellectual Property” means all Intellectual Property that is owned or purported to be owned by any member of the Company Group.

“Patents” means all patents, utility models, design registrations, certificates of invention and other governmental grants for the protection of inventions or industrial designs, including any continuations, divisionals, continuations-in-part, reexaminations or reissues of a patent or application and any patents issuing thereon, and other rights of invention, and any applications for registration and renewals of any of the foregoing.

“Permitted Liens” means: (a) Liens for Taxes (i) not yet due and payable or (ii) that are being contested in good faith and for which adequate reserves have been established in accordance with GAAP up to the amount of such reserves reflected in the Interim Financial Statements, (b) Liens of carriers, warehousemen, mechanics, materialmen, and repairmen or other similar common law or statutory Liens incurred in the Ordinary Course and not yet delinquent, (c) in the case of Leased Real Property, zoning, building, or other restrictions, variances, covenants, rights of way, encumbrances, easements and other minor irregularities in title, none of which, individually or in the aggregate, interfere in any material respect with the present use of or occupancy of the affected parcel by any member of the Company Group; and (d) other Liens incurred in the Ordinary Course that would not impair the conduct of the Business or the use or value of any of its assets or properties.

“Person” means any individual, partnership, joint venture, corporation, trust, limited liability company, unincorporated organization or other entity or any Governmental Entity.

“Personal Information” means any information that (i) relates to an individual that, alone or in combination with other information held by any member of the Company Group, can reasonably be linked to the identity of a natural person (including employee identification numbers, social security numbers, government-issued identification numbers, passwords or PINs, financial account numbers, health data and other personal identifiers) (ii) any other information that constitutes “personal information,” “personally identifiable information,” “personal data,” “protected health information,” or their equivalents under applicable Information Laws; and (iii) all information defined or described by any member of the Company Group as “personal data,” “personal information,” “personally identifiable information,” “protected health information,” or any similar term in the Privacy Policies.

“Personal Information Processor” means any Person that Processes Personal Information it receives from any member of the Company Group or that it Processes on behalf of any member of the Company Group.

“Phantom Right” means any compensatory phantom share or phantom appreciation right that is valued, directly or indirectly, by reference to a share of any member of the Company Group’s capital stock.

“Pre-Closing Taxes” means (a) any and all Taxes imposed on any member of the Company Group for a Pre-Closing Tax Period, (b) any and all Taxes of any member of an affiliated, consolidated, combined or unitary group of which any member of the Company Group (or any predecessor thereof) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local or non-U.S. Law which are imposed on any member of the Company Group, (c) any and all Taxes of any Person imposed on any member of the Company Group as a transferee or successor, pursuant to any Tax sharing agreement, or pursuant to any applicable Laws, which Taxes relate to an event, agreement or transaction occurring on or before the Closing Date, (d) any and all Taxes of the Sellers (excluding any Transfer Taxes for which Buyer is responsible pursuant to Section 5.2(e), (e) any Transfer Taxes for which the Sellers are responsible pursuant to Section 5.2(e), (f) Accounting Change Taxes; (g) employment, payroll or withholding Taxes with respect to any payments under or contemplated by this Agreement; (h) Foreign Corporation Taxes, and (i) costs and expenses associated with a Tax Contest or with preparing, filing, amending or defending any Tax Return of the Company Group for a Pre-Closing Tax Period (including, for the avoidance of doubt, any such costs and expenses associated with any Tax Return for a Straddle Period allocable to the portion of such Straddle Period ending on (and including) the Closing Date based on the relative number of days in such portion compared to the total number of days in the entire Straddle Period).

“Pre-Closing Tax Periods” means taxable periods (or portions thereof) ending on or prior to the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on or before the Closing Date.

“Privacy Commitments” means any and all (a) Information Laws; (b) Privacy Policies; (c) Company Contracts containing provisions governing the privacy, security, or Processing of Personal Information; (d) third-party privacy policies, terms of use, and similar documents that any member of the Company Group is or has been contractually obligated to comply with; (e) all public statements that any member of the Company Group has made regarding its privacy, Processing, data governance, and/or data security policies or practices, and (f) all consents and authorizations that apply to any member of the Company Group’s Processing of Personal Information.

“Privacy Policy” or “Privacy Policies” means any and all policies, notices or other disclosures made available in connection with any member of the Company Group’s collection of Personal Information from or about individuals that is labeled as a “privacy policy,” “privacy notice” or any similar name, including as may be reached on any member of the Company Group’s website by a link that includes the label “privacy” or that is otherwise a written policy, notice or disclosure that describes how Personal Information from or about individuals will be Processed by any member of the Company Group.

“Proceeding” means any governmental, judicial, administrative or adversarial proceeding (public or private), any action, claim, lawsuit, legal proceeding, whistleblower complaint, litigation, arbitration or mediation, any hearing, investigation (internal or otherwise), probe or inquiry by any Governmental Entity or any other dispute, including any adversarial proceeding arising out of this Agreement.

“Process” or “Processing” means, with respect to Personal Information, access to, use, collection, processing, protection of, monitoring, maintenance, creation, handling, storage, recording, organization, adaption, alteration, transfer, transmission, receipt, retrieval, consultation, disclosure, dissemination, disposal, security, or combination of such Personal Information, and including processing as defined in all applicable Information Laws.

“Purchase Price Adjustment” means (i) the positive amount, if any, by which the Final Closing Date Cash exceeds the Estimated Closing Date Cash; plus (ii) the positive amount, if any, by which the Estimated Closing Date Indebtedness exceeds the Final Closing Date Indebtedness; plus (iii) the positive amount, if any, by which the Final Net Working Capital exceeds the Estimated Net Working Capital; plus (iv) the positive amount, if any, by which the Estimated Transaction Expenses exceeds the Final Transaction Expenses; minus (v) the positive amount, if any, by which the Estimated Closing Date Cash exceeds the Final Closing Date Cash; minus (vi) the positive amount, if any, by which the Final Closing Date Indebtedness exceeds the Estimated Closing Date Indebtedness; minus (vii) the positive amount, if any, by which the Estimated Net Working Capital exceeds the Final Net Working Capital; minus (viii) the positive amount, if any, by which Final Transaction Expenses exceeds the Estimated Transaction Expenses.

“Registered Intellectual Property” means all Intellectual Property included in Owned Intellectual Property that is the subject of an application, certificate, filing, registration, or other document issued by, filed with, or recorded with or by, any Governmental Entity in the United States or in any other jurisdiction.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, emptying, discarding, escaping or migration at, on, into or under the indoor or outdoor environment, or any real property, including the movement through or into the air, soil, surface water or groundwater.

“Retention Documents” means, with respect to each Key People, each of the following agreements executed by such Key People: (i) an executive employment agreement with a standard release of pre-Closing claims, (ii) a confidentiality and invention assignment agreement and (iii) an arbitration agreement.

“Security Incident” means (i) the unauthorized or unlawful acquisition, access, alteration, loss, modification, corruption, compromise, distribution, destruction, Processing, or misuse (by any means) of Personal Information or any other data used in connection with the operation of the business (including the Business) of any member of the Company Group; and (ii) any unauthorized incursion, breach, hack, ransomware, denial of service attack, disablement, control, use, access, interruption, modification, corruption, or any other type or manner of compromise or misuse of the Business Systems.

“Seller Indemnified Parties” means each of the Sellers and their Affiliates and their respective directors, officers, managers, employees, and equityholders and the successors and assigns of each of the foregoing.

“Social Media Accounts” means all accounts, profiles, pages, feeds, registrations and other presences on or in connection with any social media, including any (i) social media or social networking website (including any YouTube, TikTok, Facebook, Instagram, Twitter or LinkedIn account), (ii) blog or microblog, (iii) photo, video, music or other content-sharing website, (iv) virtual game world, virtual social world or other virtual world, (v) rating or review website, (vi) wiki or similar collaborative content website, (vii) message board, bulletin board, or similar forum, or (viii) any other websites, applications or similar electronic means by which users are able to create or share information, ideas, messages, or other content (including text, photos or videos) or to participate in social or professional networking.

“Software” means all software programs and software systems, including databases, compilations, tool sets, compilers, higher level or “proprietary” languages and related documentation and materials, whether in source code, object code or human readable form, all descriptions, flow-charts and other work product used to design, plan, organize, maintain, support or develop any of the foregoing, and all documentation, including programmers’ notes and source code annotations, user manuals and training materials relating to any of the foregoing, including any translations thereof.

“Straddle Period” means any taxable period that begins before and ends after the Closing Date.

“Target Net Working Capital” means $0.00.

“Taxes” means (i) all U.S. federal, state, local, non-U.S., or other taxes, including income, franchise, capital stock, estimated, severance, production, occupation, capital gains, goods and services, environmental, alternative or add-on minimum, license, customs duties, real property, personal property, tangible, withholding, employment, payroll, social security, social contribution, unemployment compensation, escheatment, unclaimed property, disability, stamp, transfer, registration, sales, use, excise, gross receipts, profits, value-added and all other taxes of any kind, whether disputed or not, and any charges, interest or penalties imposed by any Governmental Entity with respect to any taxes, and (ii) any liability in respect of any items described in clause (i) above by reason of (a) being a transferee or successor or by having been a member of a combined, affiliated, unitary, consolidated or similar group or otherwise by operation of Law, or (b) by contract or otherwise, in each case under (i) or (ii) regardless of whether affirmatively asserted by a Governmental Entity.

“Tax Grant” means any Tax exemption, Tax holiday or reduced Tax rate granted by a Governmental Entity with respect to any member of the Company Group that is not generally available to any Person without specific application therefor.

“Tax Return” means any report, return, election, declaration, claim for refund or information return or statement or other information filed with or supplied to, or required to be filed with or supplied to, a Governmental Entity in connection with Taxes (including any schedule or attachment thereto and any amendment thereof).

“Taxing Authority” means any Governmental Entity responsible for the assessment, determination, collection or imposition of Taxes.

“Trade Secrets” means all know-how, trade secrets and other confidential or proprietary information, including inventions, invention disclosures, discoveries, improvements, concepts, ideas, methods, processes, designs, plans, schematics, drawings, formulae, technical data, business and financial information, customer lists, specifications, research and development information, technology and product roadmaps and databases.

“Trademarks” means all trademarks, service marks, trade names, trade dress, logos, corporate or business names, trade names, product names, tag lines, slogans, monograms, and other designations of source or origin, whether or not registered, and registrations and applications for registration thereof, including all goodwill associated with or arising out of any of the foregoing.

“Transaction Documents” means the agreements entered into in connection with this Agreement or the consummation of the transactions contemplated hereby.

“Transaction Expenses” means all fees and expenses incurred by or on behalf of the Company Group in connection with the transactions contemplated by this Agreement (whether prior to or following Closing), including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by or on behalf of the Company Group in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, including any payments made or anticipated to be made as a brokerage or finders’ fee, agents’ commission or any similar charge in connection with the transactions contemplated by this Agreement, transaction related bonuses, change in control payments or other similar amounts fees and expenses payable by any member of the Company Group under the terms of any agreement with the employees of any member of the Company Group as of the Closing as result of the consummation of the transactions contemplated by this Agreement, in each case, incurred and expected to be incurred by the Company, and any Transaction Payroll Taxes, in each case to the extent unpaid immediately prior to Closing. Further, any severance obligations triggered solely as a result of the consummation of the Transaction shall be included in (i.e., shall increase) Transaction Expenses.

“Transaction Payroll Taxes” means the employer portion of any payroll or similar Taxes with respect to any bonuses, option cash outs or other compensatory payments in connection with the transactions contemplated by this Agreement, whether payable by Buyer, the Sellers or any member of the Company Group.

“Treasury Regulations” means the Income Tax Regulations promulgated under the Code.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign Laws related to plant closings, relocations, mass layoffs and employment losses.

Section 1.2 Other Definitions. Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
1933 Act	Section 4.6
AAA	Section 8.7(b)
Accounting Firm	Section 2.5(d)
Acquisition Engagement	Section 8.8(b)
Actual EBITDA	Section 2.7(a)
Agreement	Preamble
Buyer	Preamble
Buyer Returns	Section 5.2(c)
Cap	Section 7.4(b)
Click Media	Recitals
Closing	Section 6.1
Closing Cash Consideration Adjustment	Section 2.5(a)
Closing Date Financial Certificate	Section 2.3
COBRA	Section 3.16(f)
Company	Recitals
Company Group	Recitals
Company Group Equity	Section 3.3(a)
Company Software	Section 3.10(j)
Contaminants	Section 3.10(m)
Deductible	Section 7.4(a)
Deferred Cash Consideration	Section 2.6
Deferred Cash Default Amount	Section 2.6
Dispute	Section 8.7(a)
Earn-Out Payment 1	Section 2.7(a)
Earn-Out Payment 2	Section 2.7(a)
Earn-Out Payments	Section 2.7(a)
Earn-Out Review Period	Section 2.7(b)(i)
Earn-Out Statement	Section 2.7(b)(i)
EBITDA Methodologies	Section 2.7(a)
Enforceability Exception	Section 3.1
Estimated Closing Date Cash	Section 2.3
Estimated Closing Date Indebtedness	Section 2.3
Estimated Net Working Capital	Section 2.3
Estimated Transaction Expenses	Section 2.3
Final Determination Date	Section 2.5(e)
Financial Statements	Section 3.6
GGFCM	Section 8.8(b)
Indemnified Party	Section 7.6(a)
Indemnifying Party	Section 7.6(a)
Intellectual Property Licenses	Section 3.10(c)
Interim Balance Sheet Date	Section 3.6
Interim Financial Statements	Section 3.6
IP Participants	Section 3.10(h)
Lease Documents	Section 3.9(c)
Leased Real Properties	Section 3.9(b)
Leased Real Property	Section 3.9(b)
Majority Holders	Section 5.6(d)
Malicious Code	Section 3.10(j)
Material Contract	Section 3.12(a)
Measurement Period 1	Section 2.7(a)
Measurement Period 2	Section 2.7(a)
Notice of Disagreement	Section 2.5(c)
Parties	Preamble
Party	Preamble
Pre-Closing Period Income Tax Returns	Section 5.2(b)
Preliminary Closing Statement	Section 2.5(b)
Pro Rata Share	Section 2.4(b)
Purchase Price	Section 2.2
Release of Claims	Section 5.7
Representative	Preamble
Restricted Benefits	Section 3.23
Seller	Preamble
Sellers	Preamble
Shares	Recitals
Subsidiaries	Section 3.4
Tax Contest	Section 5.2(a)
Third-Party Claim	Section 7.6(a)
Transaction	Recitals
Transfer Taxes	Section 5.2(e)

Section 1.3 Construction.

(a) Except as otherwise expressly provided in this Agreement, (i) references to the plural include the singular, and references to the singular include the plural, (ii) references to one gender include the other gender, (iii) the words “include,” “includes” and “including” do not limit the preceding terms or words and shall be deemed to be followed by the words “without limitation”, (iv) the terms “hereof”, “herein”, “hereunder”, “hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, (v) the terms “day” and “days” mean and refer to calendar day(s), (vi) the terms “year” and “years” mean and refer to calendar year(s), and (vii) the use of the words “or,” “any,” and “either” shall not be exclusive.

(b) Unless otherwise set forth in this Agreement, references in this Agreement to (i) any document, instrument or agreement (including this Agreement) (A) includes and incorporates all exhibits, schedules and other attachments thereto, (B) includes all documents, instruments or agreements issued or executed in replacement thereof and (C) means such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified or supplemented from time to time in accordance with its terms and in effect at any given time, and (ii) a particular Law (A) means such Law and all regulations and formal guidance issued thereunder, as amended, modified, supplemented or succeeded from time to time and in effect at the relevant time of reference thereto, (B) in connection with the Company Group shall mean the particular Law only to the extent it is applicable to each member of the Company Group. All Article, Section, Exhibit and Schedule references herein are to Articles, Sections, Exhibits and Schedules of this Agreement, unless otherwise specified.

(c) The phrases “delivered” or “made available,” when used in this Agreement, shall mean that the information referred to has been posted and thereby made available to Buyer through the on-line Dropbox “virtual data room” established by the Sellers, the Company Group and/or their respective agents, at least two (2) Business Days prior to the date of this Agreement.

(d) This Agreement shall not be construed as if prepared by one of the Parties, but rather according to its fair meaning as a whole, as if all Parties had prepared it.

Article II

PURCHASE AND SALE

Section 2.1 The Purchase and Sale. Subject to the terms and conditions of this Agreement, at the Closing, the Sellers will sell, assign, transfer, convey and deliver to Buyer, free and clear of all Liens, and Buyer will purchase and acquire from the Sellers, all of the Shares, which securities shall constitute all of the outstanding equity interests in the Company, and such sale and purchase shall be deemed effective as of the Effective Time.

Section 2.2 Purchase Price. The aggregate consideration for the Shares (the “Purchase Price”) is equal to (i) the Closing Cash Consideration, subject to the Purchase Price Adjustment, (ii) plus the Deferred Cash Consideration, (iii) plus the Earn-Out Payments, if any when earned pursuant to the terms hereof.

Section 2.3 Closing Date Statement. Not less than two (2) Business Days prior to the Closing Date, the Representative shall deliver to Buyer the following (which shall all be subject to Buyer’s reasonable review, it being understood that such review shall not prejudice Buyer’s rights under Section 2.5): a certificate (the “Closing Date Financial Certificate”), signed by the Representative, which sets forth (i) the Sellers’ good faith estimate of the Net Working Capital (the “Estimated Net Working Capital”), and the Estimated Net Working Capital Surplus or the Estimated Net Working Capital Deficit, as the case may be, (ii) the Sellers’ good faith estimate of the amount of Closing Date Cash (the “Estimated Closing Date Cash”), (iii) itemized by lender or obligee, the Sellers’ good faith estimate of the amount of the Closing Date Indebtedness (the “Estimated Closing Date Indebtedness”), and (iv) itemized by payee, the Sellers’ good faith estimate of the amount of Transaction Expenses (the “Estimated Transaction Expenses”). The Closing Date Financial Certificate and the foregoing items thereon shall be prepared and calculated in accordance with the Accounting Methodology.

Section 2.4 Payments at Closing. At the Closing, Buyer shall:

(a) on behalf of the Company, pay to such account or accounts as the Sellers specify to Buyer pursuant to the Closing Date Financial Certificate by wire transfer of immediately available funds, the aggregate amount, if any, of the Estimated Transaction Expenses and Estimated Closing Date Indebtedness; and

(b) pay to the Sellers, by wire transfer of immediately available funds to the account or accounts designated to Buyer in writing by the Sellers at least two (2) Business Days prior to the Closing Date, the Closing Cash Consideration, which will be allocated among the Sellers in accordance with each Seller’s pro rata percentage ownership in the Company as set forth on Exhibit B (“Pro Rata Share”).

Section 2.5 Adjustment to Closing Cash Consideration.

(a) The Closing Cash Consideration shall be increased or reduced as set forth in Section 2.5(f) hereof. Any increase or decrease in the Closing Cash Consideration pursuant to this Section 2.5 shall be referred to as a “Closing Cash Consideration Adjustment.”

(b) Within ninety (90) days after the Closing Date, Buyer shall prepare and deliver to the Representative a statement (the “Preliminary Closing Statement”), which sets forth Buyer’s calculation of the Closing Date Cash, the Net Working Capital, the Closing Date Indebtedness and the Transaction Expenses, accompanied by reasonably detailed supporting calculations and documentation. The Preliminary Closing Statement and the foregoing items thereon (and the Final Closing Statement and items thereon as finally determined in accordance with this Section 2.5) shall be prepared and calculated in accordance with the Accounting Methodology. If Buyer fails to deliver the Preliminary Closing Statement within such ninety (90)-day period, then the Representative shall be entitled to prepare and deliver the Preliminary Closing Statement within thirty (30) days of the end of such period, and Section 2.5(c) shall apply mutatis mutandis.

(c) The Representative shall have a period of forty-five (45) days after the date it receives the Preliminary Closing Statement from Buyer to deliver to Buyer on behalf of the Sellers written notice of the Sellers’ disagreement with any item contained in such Preliminary Closing Statement, which notice shall set forth in reasonable detail the basis for such disagreement (a “Notice of Disagreement”). After the end of such forty-five (45) day period, unless mutually agreed by Buyer and the Representative in writing, neither Buyer nor the Sellers may introduce additional disagreements with respect to any item in the Preliminary Closing Statement or increase the amount of any disagreement, and any item not so identified shall be deemed to be agreed to by the Parties and will be final and binding (though without limitation of the obligations in Section 5.2 hereof). If the Representative does not deliver a Notice of Disagreement to Buyer within such forty-five (45) day period, then the Preliminary Closing Statement shall be deemed to have been accepted by the Sellers and shall be the “Final Closing Statement.” During the forty-five (45) day period following the Representative’s receipt of the Preliminary Closing Statement, Buyer shall (i) permit the Representative and its accountants and other representatives to consult with Buyer’s accountants and personnel and (ii) provide to the Representative and its accountants and other representatives reasonable access during reasonable hours and under reasonable circumstances to all relevant books and records relating to the preparation of the Preliminary Closing Statement, in each case as reasonably requested by the Representative in connection with its review of the Preliminary Closing Statement, provided the Representative and any such accountant or representative agree to keep such books and records in a confidential manner. If a Notice of Disagreement is received by Buyer, then the Preliminary Closing Statement (as revised in accordance with clause (A) or (B) below) shall become the Final Closing Statement and shall be final and binding (though without limitation of the obligations in Section 5.2 hereof) upon the Parties on the earlier of (A) the date on which the Representative and Buyer resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement, and (B) the date all matters in dispute are finally resolved in writing by the Accounting Firm (defined below). During the thirty (30) days following Buyer’s receipt of a Notice of Disagreement, Buyer and the Representative shall seek in good faith to resolve in writing any differences which they have with respect to the matters specified in the Notice of Disagreement, and upon such resolution, such Final Closing Statement shall be prepared in accordance with the agreement of Buyer and the Representative.

(d) If Buyer and the Representative are unable to resolve the disputed items set forth in the Notice of Disagreement within thirty (30) days following Buyer’s receipt of such Notice of Disagreement (or such longer period as Buyer and the Representative may mutually agree in writing), such dispute shall be submitted to and resolved by the Accounting Firm as provided herein. The “Accounting Firm” shall be BDO USA, P.C., or, in the event that it is unable or unwilling to take such assignment, a Neutral Accounting Firm selected by mutual agreement of Buyer and the Representative; provided, that (i) if, within forty (45) days after the Representative has delivered its Notice of Disagreement to Buyer pursuant to Section 2.5(c), the parties are unable to agree on a Neutral Accounting Firm to act the Accounting Firm, then Buyer and the Representative shall each select a Neutral Accounting Firm and such firms together shall select the Neutral Accounting Firm to act as the Accounting Firm, and (ii) if any party does not select a Neutral Accounting Firm within ten (10) days of written demand therefor by the other party, then the Neutral Accounting Firm selected by the other party (i.e., either Buyer or the Representative) shall act as the Accounting Firm. Buyer and the Representative shall submit to the Accounting Firm for review and resolution, as experts and not as arbitrators, all matters that are set forth in the Notice of Disagreement which remain in dispute. The parties hereto agree that all adjustments shall be made in accordance with the Accounting Methodology. Each of Buyer and the Representative shall be permitted to present a supporting brief to the Accounting Firm (which supporting brief shall also be concurrently provided to the other Party) within twenty (20) days of the appointment of the Accounting Firm. Within twenty (20) days of receipt of a supporting brief, the receiving Party may present a responsive brief to the Accounting Firm (which responsive brief shall also be concurrently provided to the other Party). Each of Buyer and the Representative may make an oral presentation to the Accounting Firm (in which case, such presenting Party shall notify the other party of such presentation, and the other Party shall have the right to be present (but not speak) at such presentation), within fifty (50) days of the appointment of the Accounting Firm. The Accounting Firm shall only consider the briefs and oral presentations of the parties and the terms of this Section 2.5, and shall not conduct any independent review, in determining those items and amounts disputed by the Parties. Further, in no event shall either Buyer, the Sellers or the Representative engage in any ex parte communications with the Accounting Firm. In resolving the items in the Notice of Disagreement that are still in dispute and in determining the Closing Date Cash, the Closing Date Indebtedness, the Net Working Capital and the Transaction Expenses (as applicable), the Accounting Firm shall not assign to any item in dispute a value that is (A) greater than the greatest value for such item assigned by Buyer, on the one hand, or the Representative, on the other hand, or (B) less than the smallest value for such item assigned by Buyer, on the one hand, or the Representative, on the other hand, (ii) as promptly as practicable render a final resolution in writing to Buyer and the Representative, which shall be final, conclusive and binding (though without limitation of the obligations in Section 5.2 hereof) on the Parties (absent fraud or manifest computational error) with respect to the Closing Date Cash, the Closing Date Indebtedness the Net Working Capital and the Transaction Expenses (as applicable) and (iii) as promptly as practicable provide a written report to Buyer and the Representative which sets forth in reasonable detail the basis for the Accounting Firm’s final determination. Each Party shall pay its own costs and expenses in connection with any disagreement as to the Closing Date Cash, the Closing Date Indebtedness, Net Working Capital or Transaction Expenses (as applicable). The fees and expenses of the Accounting Firm shall be allocated between the Sellers, on the one hand, and Buyer, on the other hand, based upon the percentage by which the portion of the contested amount not awarded to each of Buyer and the Representative bears to the amount actually contested by Buyer and the Representative, as determined by the Accounting Firm. Such fees and expenses shall be promptly paid by Buyer and/or the Sellers (in accordance with their Pro Rata Share), as applicable.

(e) The Preliminary Closing Statement shall become the Final Closing Statement and be final for the purposes of this Section 2.5 upon the earliest of (i) the failure of the Representative to deliver a Notice of Disagreement to Buyer within forty five (45) days after the Representative receives the Preliminary Closing Statement, or such later date as agreed to by the Representative and Buyer, (ii) the resolution of all disputes, pursuant to Section 2.5(c), by Buyer and the Representative (and in such instance the Final Closing Statement shall be the Preliminary Closing Statement with such changes thereto as agreed by Buyer and the Representative in writing to reflect the resolution of such disputes), and (iii) the resolution of all disputes, pursuant to Section 2.5(d), by the Accounting Firm (and in such instance the Final Closing Statement shall be the Preliminary Closing Statement with such changes thereto as mutually agreed by Buyer and the Representative in writing, and/or if not so agreed, as determined by the Accounting Firm in writing to reflect the resolution of such disputes). The date on which the Preliminary Closing Date Statement shall become the Final Closing Statement pursuant to the immediately foregoing sentence is referred to as the “Final Determination Date.”

(f) Following the determination of the Final Closing Statement in accordance with Section 2.5(c) or Section 2.5(d), as applicable, within five (5) Business Days of the Final Determination Date:

(i) If the Closing Cash Consideration Adjustment is a negative number, then the Sellers (in accordance with their Pro Rata Share) shall pay to Buyer the amount of such Closing Cash Consideration Adjustment; and

(ii) If the Closing Cash Consideration Adjustment is a positive number, then Buyer shall pay to the Sellers (in accordance with their Pro Rata Share) the amount of such Closing Cash Consideration Adjustment.

(g) Any payment required under Section 2.5(f) shall be made in cash by wire transfer of immediately available funds to such bank account(s) as shall be designated in writing by the Representative (if payment is owed to the Sellers) or by Buyer (if payment is owed to Buyer) at least three (3) Business Days prior to the applicable payment date.

(h) All matters that are the subject of a Notice of Disagreement shall be conclusively settled between the Parties for all purposes of this Agreement (including Article VII) pursuant to this Section 2.5, and no claim may thereafter be brought under any other provision of this Agreement (including Article VII) with respect to such matters other than to enforce specifically such conclusive settlement and/or the terms and conditions of this Section 2.5.

Section 2.6 Deferred Cash Consideration. Within sixty (60) days following December 31, 2025, Buyer shall pay to the Sellers (in accordance with their Pro Rata Share), an amount equal to $4,000,000 (the “Deferred Cash Consideration”), in cash by wire transfer of immediately available funds to the account or accounts designated to Buyer in writing by the Representative at least three (3) Business Days prior to the applicable payment date. If Buyer fails to pay the Deferred Cash Consideration as and when due in accordance with this Section 2.6, then the entire maximum amount of Earn-Out Payment 1 shall be deemed earned as of the date of such breach and shall be due and payable immediately whether or not any other conditions to achieve such Earn-Out Payment have been satisfied as of such date, together with the unpaid balance of the Deferred Cash Consideration (the “Deferred Cash Default Amount”), which Deferred Cash Default Amount shall bear interest from the date due until the date paid at the maximum rate allowed by Law.

Section 2.7 Earn-Out.

(a) Calculation of Earn-Out Payments. Subject to the terms and provisions of this Section 2.7, Buyer shall pay to the Sellers (in accordance with their Pro Rata Share) (i) the applicable “Earn-Out Payment 1” set forth in Column B of Table 1 below, if and only if, the Company Group shall have generated an aggregate amount of Actual EBITDA attributable to the Business for the 12-month period beginning on January 1, 2026 (such period, the “Measurement Period 1”) that falls within the applicable “Targeted EBITDA Range” set forth opposite such amount in Column A of Table 1 below; and (ii) the applicable “Earn-Out Payment 2” set forth in Column B of Table 2 below, if and only if, the Company Group shall have generated an aggregate amount of Actual EBITDA attributable to the Business for the 12-month period beginning on January 1, 2027 (such period, the “Measurement Period 2”) that falls within the applicable “Targeted EBITDA Range” set forth opposite such amount in Column A of Table 2 below (collectively, the “Earn-Out Payments”). For the avoidance of doubt, the maximum amount payable by Buyer to Sellers, (A) with respect to Earn-Out Payment 1 is $1,500,000 and (B) with respect to Earn-Out Payment 2 is $1,500,000. For purposes of this Agreement, “Actual EBITDA” means, with respect to any Measurement Period, the net income before interest, income taxes, depreciation and amortization of the Company Group for such period, determined in accordance with the same principles, methods, practices, categories, estimates, judgments and assumptions used to calculate the Targeted EBITDA Ranges set forth below (the “EBITDA Methodologies”), which EBITDA Methodologies are set forth on Exhibit D.

Table 1

(for Measurement Period 1)

Column A	Column B
Targeted EBITDA Range	Earn-Out Payment 1
$1,500,000 or greater	$1,500,000
$1,450,000 up to (but not including) $1,500,000	$1,350,000
$1,400,000 up to (but not including) $1,450,000	$1,200,000
$1,350,000 up to (but not including) $1,400,000	$1,050,000
$1,300,000 up to (but not including) $1,350,000	$900,000
$1,250,000 up to (but not including) $1,300,000	$750,000
$1,200,000 up to (but not including) $1,250,000	$600,000
$1,150,000 up to (but not including) $1,200,000	$450,000
$1,100,000 up to (but not including) $1,150,000	$300,000
$1,050,000 up to (but not including) $1,100,000	$150,000
Less than $1,050,000	$0

Table 2

(for Measurement Period 2)

Column A	Column B
Targeted EBITDA Range	Earn-Out Payment 1
$1,725,000 or greater	$1,500,000
$1,667,500 up to (but not including) $1,725,000	$1,350,000
$1,610,000 up to (but not including) $1,667,500	$1,200,000
$1,552,500 up to (but not including) $1,610,000	$1,050,000
$1,495,000 up to (but not including) $1,552,500	$900,000
$1,437,500 up to (but not including) $1,495,000	$750,000
$1,380,000 up to (but not including) $1,437,500	$600,000
$1,322,500 up to (but not including) $1,380,000	$450,000
$1,265,000 up to (but not including) $1,322,500	$300,000
$1,207,500 up to (but not including) $1,265,000	$150,000
Less than $1,207,500	$0

(b) Earn-Out Statements; Dispute Procedures.

(i) Within forty-five (45) days following the end of a Measurement Period, Buyer shall prepare and deliver to the Representative a written statement setting forth in reasonable detail its determination of the Actual EBITDA for the applicable Measurement Period and its calculation of the resulting Earn-Out Payment for such Measurement Period (each, an “Earn-Out Statement”). After delivery of the Earn-Out Statement for the applicable Measurement Period, the Sellers shall have a period of thirty (30) days thereafter (the “Earn-Out Review Period”) to review the Earn-Out Statement. During the Earn-Out Review Period, if Buyer receives written notice from the Representative reasonably requesting additional supporting documentation with respect to the preparation of the Earn-Out Statement, Buyer shall provide such requested supporting documentation.

(ii) Unless the Representative (on behalf of the Sellers), on or prior to the last day of the Earn-Out Review Period, gives Buyer written notice objecting to the Earn-Out Statement and specifying, in reasonable detail, the basis for each such objection and the amount in dispute, the Earn-Out Statement and the amount of the Earn-Out Payment for the applicable Measurement Period, if any, resulting therefrom shall be final and binding upon all Parties in respect of all amounts not specified as being in dispute under the aforementioned notice of objection. If a timely written notice of objection of the Earn-Out Statement is delivered to Buyer, then the Earn-Out Statement (as revised in accordance with clause (iii) below) shall become final and binding upon the Parties with respect to the stated amount in dispute upon the earlier of the date that (i) the Representative and Buyer resolve in writing any differences they have with respect to any matter specified in the notice of objection or (ii) any matters in dispute are finally resolved pursuant to Section 2.7(b)(iii).

(iii) If the Representative has timely disputed any calculations shown in the Earn-Out Statement for the applicable Measurement Period in accordance with Section 2.7(b)(ii), then during the thirty (30) days immediately following the delivery of a notice of objection, the Representative and Buyer shall use their commercially reasonable good faith efforts to reach agreement on the disputed items specified in the notice of objection. If the Representative and Buyer are unable to resolve such dispute within such 30-day period (unless such 30-day period shall be extended by the mutual written agreement of the Representative and Buyer), then such dispute shall be finally resolved by the Accounting Firm appointed in accordance with Section 2.5(d), and the procedure for determination by the Accounting Firm as set forth in Section 2.5(d) shall apply to the determination of the Earn-Out Payment, mutatis mutandis. The resulting determination of the amount of the Earn-Out Payment for the applicable Measurement Period shall be final and binding on the parties on the date that the Accounting Firm delivers a final decision in writing to the Representative and Buyer.

(c) Payment of Earn-Out Payments. Buyer shall pay to the Sellers (in accordance with their Pro Rata Share) the applicable Earn-Out Payment, if any, within five (5) Business Days of the final determination of the applicable Earn-Out Payment in accordance with Section 2.7(b). If Buyer fails to pay any Earn-Out Payment as and when due in accordance with this Section 2.7, then the outstanding amount of any such Earn-Out Payment shall bear interest from the date due until the date paid at the maximum rate allowed by Law.

(d) Adjustments. The Parties hereby acknowledge and agree that the payment of any Earn-Out Payments pursuant to this Section 2.7 shall be deemed an adjustment to the Purchase Price (including, for the avoidance of doubt, for Tax purposes).

(e) Independence of Earn-Out Payments. Buyer’s obligation to pay either of the Earn-Out Payments to Sellers in accordance with this Section 2.7 is an independent obligation of Buyer and is not otherwise conditioned or contingent upon the satisfaction of any conditions precedent to any preceding or subsequent Earn-Out Payment and the obligation to pay an Earn-Out Payment to Sellers shall not obligate Buyer to pay any preceding or subsequent Earn-Out Payment. For the avoidance of doubt and by way of example, if the conditions precedent to the payment of Earn-Out Payment 1 are not satisfied, but the conditions precedent to the payment of Earn-Out Payment 2 are satisfied, then Buyer would only be obligated to pay Earn-Out Payment 2, and not Earn-Out Payment 1.

(f) Right of Set-Off. Buyer shall have the right to withhold and set off against any amount otherwise due to be paid pursuant to this Section 2.7 the amount of (i) any Purchase Price Adjustment owed to it and (ii) any Losses to which any Buyer Indemnified Party may be entitled under Article VII of this Agreement or any Transaction Document.

(g) Conduct of Company Group During Measurement Periods. Subject to the terms of this Agreement, subsequent to the Closing, Buyer shall have sole discretion with regard to all matters relating to the operation of the Company Group; provided, that Buyer shall not, directly or indirectly, take any actions in bad faith that would have the purpose of avoiding or reducing any of the Earn-Out Payments hereunder. In the event of a material change in the organizational and operational structure of Buyer or the Company Group, in each case as it relates to the Business as of the date hereof, Buyer shall develop and implement such revised financial modeling and reporting standards as reasonably necessary to ensure the consistency and comparability of the measurement of Actual EBITDA, including, if: (i) the Company Group is liquidated or dissolved, (ii) the Company Group is merged or consolidated with any other entity or any other transaction occurs, the result of which is Buyer not owning, directly or indirectly, a majority of the issued and outstanding equity interests of the Company Group, or (iii) there is a sale, lease or other disposition of all or substantially all of the assets of the Company Group.

Section 2.8 Withholding. Buyer shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement such amounts as are required to be deducted or withheld under any applicable Tax Law; provided, however, that Buyer shall (i) provide the Sellers with three (3) Business Days advance notice of the intention to make such deduction or withholding and (ii) reasonably cooperate with the Sellers to minimize any such deductions or withholdings. Any such deducted or withheld amounts pursuant to this Section 2.8 shall be treated for all purposes under this Agreement as having been paid to the Person with respect to whom such deduction or withholding was made.

Article III

REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in the Schedules, the Sellers severally (but not jointly) hereby represent and warrant to Buyer as of the date hereof as follows:

Section 3.1 Authority of the Sellers. Each Seller has the capacity and requisite power and authority to enter into this Agreement and the Transaction Documents to which he, she or it is a party, to perform his, her or its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement and the Transaction Documents to which such Seller is a party have been duly executed and delivered by each Seller and, when duly executed by all other Parties, constitute the valid and binding agreement of the Sellers, enforceable against each Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies (the “Enforceability Exception”). If such Seller is a trustee, he, she or it is the duly appointed and currently acting trustee of the underlying trust and has all requisite power and authority without the consent or other approval of any other Person and without requirement to provide notice to any other Person to execute and deliver this Agreement and each Transaction Document to which such trust is a party and to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

Section 3.2 Organization of the Members of the Company Group. The Company is a corporation incorporated, validly existing and in good standing under the Laws of Australia. The Company has the requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as conducted on the date hereof. Click Media is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. Click Media has the requisite limited liability company power and authority to own, lease and operate its properties and holds all licenses, consents and authorities necessary to carry on its businesses in the places and in the manner conducted. Each member of the Company Group is duly qualified or registered as a foreign corporation or other entity to transact business under the Laws of each jurisdiction where the character of its activities or the location of the properties owned or leased by them requires such qualification or registration. A list of such jurisdictions is set forth in Schedule 3.2. Schedule 3.2 further sets forth all fictitious names of each member of the Company Group and all jurisdictions in which any member of the Company Group have made such fictitious name filings.

Section 3.3 Capitalization.

(a) The ownership of each member of the Company Group is set forth on Schedule 3.3(a), and lists all of the authorized capital stock or interests, as applicable, of each member of the Company Group. Such outstanding shares of the Company outlined on Schedule 3.3(a) and Exhibit B hereto constitute all of the Shares and such outstanding shares or interests, as applicable, of Click Media outlined on Schedule 3.3(a) constitute all of allotted and issued membership interests of Click Media (together with the Shares, the “Company Group Equity”). All of the Company Group Equity has been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by either the Sellers or the Company, free and clear of all Liens other than Permitted Liens. Upon the consummation of the Transaction, Buyer shall own the Shares free and clear of all Liens other than Permitted Liens, as further outlined on Exhibit B.

(b) There are no outstanding or authorized options, warrants, restricted stock or shares, stock appreciation rights, restricted stock units, profits interest, phantom stock, interest in the ownership or earnings of any member of the Company Group, bond, debenture or other indebtedness having the right to vote or convertible or exchangeable for securities having the right to vote, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of any member of the Company Group or obligating any member of the Company Group to issue or sell any capital stock or other interest in any member of the Company Group (other than this Agreement). There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the ownership, voting, or transfer of any member of the Company Group’s capital stock (other than this Agreement). There are no outstanding obligations of any member of the Company Group to repurchase, redeem or otherwise acquire, or that relate to the holding, voting or disposition of or that restrict the transfer of, the issued or unissued capital stock or other equity or ownership interests of any member of the Company Group. No shares of the capital stock of any member of the Company Group are reserved for issuance in connection with the exercise of options or other rights to purchase capital stock of any member of the Company Group.

Section 3.4 Subsidiaries. Except as set forth on, or further detailed on, Schedule 3.4, a member of the Company Group owns all of the outstanding shares of stock of, and membership, partnership or other equity interests in, as applicable, those entities set forth on Schedule 3.4, which, for the avoidance of doubt, includes all legal (but not contractual) joint venture entities in which any member of the Company Group has an interest (collectively, the “Subsidiaries”). No member of the Company Group directly or indirectly owns or has the right to acquire the equity securities of any other Person. All of the shares of stock of, and membership, partnership or other equity interests in, as applicable, the Subsidiaries have been duly authorized, are validly issued, fully paid and non-assessable, and except as set forth on Schedule 3.4, are owned of record and beneficially held by the Company Group free and clear or all Liens. Except as set forth on Schedule 3.4, no member of the Company Group owns, or has any interest in (equity securities or otherwise), any shares or equity interests of any other Person, or has any ownership interest of any kind in any other Person. Except as set forth on Schedule 3.4, no member of the Company Group has any direct or indirect ownership interest, controlling interest or similar affiliation with any Person (other than a member of the Company Group) that is involved in or engaged in the Business. No member of the Company Group has any direct or indirect ownership interest, controlling interest or similar affiliation with any Person (other than a member of the Company Group) that supports or provides services to any member of the Company Group or the Business.

Section 3.5 Consents and Approvals; No Violations. Except as set forth on Schedule 3.5, the execution and delivery by the Sellers or the Representative of this Agreement and the consummation of the transactions contemplated in this Agreement (including the Transactions) do not and will not (i) conflict with in any respect, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, modification or acceleration of any material obligation under, or require any consent, notice or waiver, or result in any loss of a material benefit, under any Contract to which the Sellers, the Representative, or any member of the Company Group is a party, (ii) conflict with or result in any violation of the organizational documents or trust documents or any resolution adopted by any member of the Company Group’s respective board of directors (or comparable governing body) or equityholders or trustees, (iii) result in the creation of any Lien of any kind upon the Company Group Equity or the outstanding equity interests of any member of the Company Group, (iv) violate any Law or other restriction of any Governmental Entity, or (v) require any member of the Company Group to obtain any consent of, or make or deliver any filing or notice to, a Governmental Entity.

Section 3.6 Financial Statements. Schedule 3.6 sets forth (i) the unaudited income statements and cash flow statements for each of the Company and Click Media for the years ended December 31, 2023 and 2024, and selected balance sheet information for each such entity as of December 31, 2023 and 2024, and (ii) the unaudited income statements and cash flow statements for each of the Company and Click Media for the 3-month period ended March 31, 2025, and selected balance sheet information for each such entity as of March 31, 2025 (the “Interim Balance Sheet Date”) (collectively referred to as the “Interim Financial Statements,” and together with the information in item (i) immediately above, collectively, the “Financial Statements”). The Financial Statements have been prepared from the Company Group’s books and records and present fairly, in all material respects, the assets, liabilities and financial condition of the Company Group as of the dates indicated therein or the results of operations of the business of the Company Group for the periods indicated therein, in each case on a basis consistent in all material respects on the basis described in the Accounting Methodology subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effects of which will not be material to the Company Group, taken as a whole). At the dates of the balance sheet information reflected in the Financial Statements and as of the Interim Balance Sheet Date, the Company Group did not have any material liability (actual or contingent) not reflected in the Financial Statements of the kind required to be disclosed on financial statements prepared in accordance with the Accounting Methodology. The assets of the Company Group, together with the Company Group’s employees, have produced substantially all the revenue reflected in the Financial Statements and Interim Financial Statements.

Section 3.7 No Undisclosed Liabilities. Except as expressly set forth in the Interim Financial Statements or on Schedule 3.7, no member of the Company Group has any liabilities or obligations of any nature of the kind required to be disclosed on financial statements prepared in accordance with the Accounting Methodology, including expenses, whether accrued, absolute, contingent or otherwise, and whether due or to become due, probable of assertion or not, except for liabilities and obligations that were incurred since the Interim Balance Sheet Date in the Ordinary Course.

Section 3.8 Absence of Certain Changes.

(a) Except as set forth on Schedule 3.8(a), since the Interim Balance Sheet Date, each member of the Company Group has conducted its business in all material respects in the Ordinary Course.

(b) Except as expressly contemplated by this Agreement or as set forth on Schedule 3.8(b), since the Interim Balance Sheet Date:

(i) no member of the Company Group has terminated any director, officer or manager or granted retention, severance or termination pay to any director, officer, manager, employee, or consultant;

(ii) there has been no casualty, loss, damage or destruction (whether or not covered by insurance) of any property that is material to any member of the Company Group;

(iii) no member of the Company Group has entered into any transaction with any of its officers or directors, any Seller or any Affiliate of the foregoing;

(iv) there has been no material change in the accounting practices or policies of any member of the Company Group or any change in depreciation or amortization policies or rates theretofore adopted by any member of the Company Group;

(v) there has been no split, combination or reclassification of any shares of the capital stock or equity securities of any member of the Company Group;

(vi) there has been no adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law by any member of the Company Group;

(vii) there has been no material amendment or otherwise material modification of any Contract to which any member of the Company Group is a party, or to any License of any member of the Company Group, in each case that has not been provided to Buyer;

(viii) there has been no commencement of a Proceeding involving any member of the Company Group other than for the routine collection of bills;

(ix) with respect to a member of the Company Group, there has been no material change in cash management practices and policies, practices and procedures with respect to collection of Accounts Receivable, establishment of reserves for uncollectible Accounts Receivable, accrual of Accounts Receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer depositor;

(x) there has been no adoption, amendment or termination of any Employee Benefit Plan, or entrance into any employment contract, payment of any special bonus, severance or special remuneration to any director, officer, manager, employee or consultant, or grant of Phantom Rights;

(xi) there has been no material increase in the salaries or wage rates of the employees or consultants of any member of the Company Group outside of the Ordinary Course;

(xii) with respect to a member of the Company Group, there has been no Tax election, change in (or revocation of) any Tax election, adoption of any Tax accounting method, change in any Tax accounting method, filing of any Tax Return (other than any estimated Tax Returns, payroll Tax Returns or sales Tax Returns) or any amendment to a Tax Return, settlement of any Tax claim or assessment, any closing agreement in respect of Taxes, any voluntary Tax disclosure, amnesty or similar filing, any request for any ruling or similar guidance with respect to Taxes, any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or other agreement (including with a Governmental Entity) relating to any Tax or consent to any extension or waiver of the limitation period, applicable to any material Tax claim or assessment;

(xiii) there has been no event, occurrence, development, action or failure to take any action that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(xiv) there has been no labor dispute or material employment claim with respect to any member of the Company Group;

(xv) there has been no declaration or payment of any dividends or distributions on or in respect of any shares of the capital stock of any member of the Company Group or redemption, purchase or acquisition of any shares of the capital stock of any member of the Company Group or any Subsidiary; and

(xvi) there has been no authorization, approval, agreement or commitment to do any of the foregoing.

Section 3.9 Real Estate.

(a) Neither the Company nor any Subsidiary owns any real property.

(b) Schedule 3.9(b) lists each property or premises currently occupied, leased or subleased by any member of the Company Group (each, a “Leased Real Property” and collectively, the “Leased Real Properties”) and the street address and unit number of each Leased Real Property.

(c) True, correct and complete copies of all leases and amendments thereto with respect to the Leased Real Properties (collectively, the “Lease Documents”) have been made available to Buyer.

(d) Each member of the Company Group’s leasehold interests in the Leased Real Properties are free and clear of all Liens other than Permitted Liens.

(e) No member of the Company Group is in default (after expiration of applicable notice and cure periods) under any of the Lease Documents.

(f) No member of the Company Group has received written notice that any of the Leased Real Properties is subject to any Order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor and, to the Knowledge of the Company Group, no such condemnation, expropriation or taking has been proposed or is contemplated.

(g) No Seller nor any member of the Company Group has received notice of any proposed assessments, Taxes or charges which may be charged to any member of the Company Group as common area maintenance or similar charges under the terms of the Lease Documents (other than normal expense escalations). Except as disclosed on Schedule 3.9(g) each of the Lease Documents is binding and enforceable against the member of the Company Group that is a party thereto, and to the Knowledge of the Company Group, each other party thereto. Except as disclosed on Schedule 3.9(g), there is no pending or, to the Knowledge of the Company Group, threatened Proceeding that would materially interfere with the quiet enjoyment of any leasehold by any member of the Company Group.

Section 3.10 Intellectual Property; Privacy and Publicity.

(a) Schedule 3.10(a) contains a complete and correct list of all Registered Intellectual Property and material unregistered Owned Intellectual Property, and (i) for each Patent, if applicable, the jurisdiction in which it is filed, the patent number or application serial number for each jurisdiction in which filed, date issued and/or filed and present status thereof; (ii) for each Trademark, if applicable, the jurisdiction in which it is filed, the application serial number or registration number, by country, province and state, and the class of goods or services covered, the date issued and/or filed and the present status thereof; (iii) for each domain name, if applicable, the renewal date and name of registry; and (iv) for each Copyright, if applicable, the number and date of each registration or Copyright application by country, province and/or state.

(b) All Owned Intellectual Property is valid and subsisting, enforceable, and in full force and effect. All necessary registration and renewal fees in connection with applications and registrations for the Registered Intellectual Property have been timely made, and all necessary documents and certificates in connection with such applications and registrations have been filed with the relevant Governmental Entities in all applicable jurisdictions. The Registered Intellectual Property is not subject to any pending cancellation, interference, reissue, reexamination or other adversarial Proceeding. There is no pending or outstanding injunction, directive, Order, judgment, or other disposition of any Proceeding to which any member of the Company Group (or Affiliate of the foregoing) is a party that adversely restricts the use, transfer, registration or licensing of any Owned Intellectual Property by any member of the Company Group, or otherwise adversely affects the validity, scope, use, registrability, or enforceability of any Owned Intellectual Property.

(c) Schedule 3.10(c) contains a correct, current and complete list of all Contracts by which any member of the Company Group (i) has licensed or sublicensed any Owned Intellectual Property to any Person for any purpose; or (ii) has acquired rights in any Intellectual Property of a Person that are material to the Business as currently conducted, other than generally commercially available licenses for off-the-shelf Software on a “click-through” or “shrink-wrap” basis under standard terms and conditions, used by any member of the Company Group other than with Owned Intellectual Property (the items in (i) and (ii), “Intellectual Property Licenses”), and any royalties or other fees or consideration due by or to any member of the Company Group thereunder, including the date, title and parties for each Intellectual Property License. A true and correct copy of each Intellectual Property License has been made available to Buyer. The Company Group is not and, to the Knowledge of the Company Group, no other party to an Intellectual Property License is, in breach of or default under (or is alleged to be in breach or default under), or has provided or received any written notice of breach or default of or any intention to terminate, any Intellectual Property License. To the Knowledge of the Company Group, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Intellectual Property License or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss or diminution of any benefit thereunder. There are no outstanding or, to the Knowledge of the Company Group, threatened legal Proceedings with respect to any Licensed Intellectual Property. No member of the Company Group has ever assigned ownership rights to any Person in, or granted an exclusive license to any Person under, any Intellectual Property that is used in the conduct of the Business as currently conducted. Except as set forth on Schedule 3.10(c), the licensor or licensee under any and all Intellectual Property Licenses is the Company.

(d) The Company is the sole and exclusive, and with respect to Registered Intellectual Property, record, owner of all right, title and interest in and to the Owned Intellectual Property, free and clear of any Liens other than Permitted Liens, and the Company Group has the right to use all Licensed Intellectual Property as used in the Business as currently conducted. No ownership rights to any Owned Intellectual Property have been assigned by any member of the Company Group to any Person. Each member of the Company Group owns or has a valid license to use all of the Intellectual Property used in the conduct of the Business as currently conducted.

(e) The execution and delivery of this Agreement and any agreements necessary to consummate the Transaction and the consummation of the Transaction do not and, will not affect, contravene, conflict with, alter or impair any member of the Company Group’s ownership of, or rights in, any Intellectual Property, and Buyer will not be obligated to pay any royalties or other amounts after the Closing Date to any Person in excess of those payable by any member of the Company Group, in the absence of this Agreement or any agreements related to the consummation of the consummation of the Transaction. Each Intellectual Property License contains provisions that accord any member of the Company Group or its Subsidiary the right to assign such Intellectual Property License to Persons without limitation or restriction on assignment of such Intellectual Property License. Each counterparty to an Intellectual Property License has delivered to the Company Group all of the materials, assets and deliverables containing the Intellectual Property rights transferred, licensed or assigned pursuant to such Intellectual Property License such that the same can be exploited by any member of the Company Group in accordance with such Intellectual Property License.

(f) The conduct of the Business as currently conducted (including the products, processes and services of any member of the Company Group) does not infringe, misappropriate, dilute, constitute unfair competition or otherwise violate, and has not infringed, misappropriated, diluted or otherwise violated the Intellectual Property of any other Person. No claims are pending or threatened against any member of the Company Group by any Person with respect to the ownership, validity, enforceability, registration, effectiveness or use by any member of the Company Group in the conduct of the Business of the Intellectual Property. No claims are pending or, to the Knowledge of the Company Group threatened, and no member of the Company Group has received any communication alleging that it (including the products, processes and services of any member of the Company Group) has infringed, misappropriated, diluted, constituted unfair competition or otherwise violated the Intellectual Property of any Person (including any request or demand that any member of the Company Group license or refrain from using any, or take a license under any, Intellectual Property of any Person), nor is there a reasonable basis therefor. To the Knowledge of the Company Group, no Person is misappropriating, infringing, diluting, or otherwise violating the Owned Intellectual Property or any member of the Company Group’s rights in the Licensed Intellectual Property.

(g) All Company Trade Secrets have been maintained by the Company in confidence in accordance with commercially reasonable protection procedures. The Company has taken all reasonable precautions to protect the secrecy, confidentiality and value of all Company Trade Secrets, including requiring Persons having access thereto to execute written non-disclosure agreements. The Company Trade Secrets (i) have not been disclosed by the Company other than to the employees, representatives and agents of any member of the Company Group, all of whom are bound by written non-disclosure agreements and (ii) are not part of the public knowledge or literature and have not been used, divulged or appropriated either for the benefit of any Person (other than a member of the Company Group) or to the detriment of the Company. To the Knowledge of the Company Group, there has not been any disclosure of any Company Trade Secret to any Person in a manner that has resulted in, or is likely to result in, the loss of trade secret or other rights in and to such information.

(h) Except as set forth on Schedule 3.10(h), all Persons who are contributing to or participating in, or who have contributed to or participated in any way in, the creation, conception, development or reduction to practice of Intellectual Property for or on behalf of the Company Group that is material to the Business (“IP Participants”) have executed and delivered to the Company a written Contract that, inter alia, in accordance with all applicable Laws, and without further consideration or any restrictions or obligations on the use or ownership of such Intellectual Property (i) grants and has granted to the Company full, effective, exclusive and original ownership of all right, title and interest in and to such Intellectual Property and any and all Work Product (including by a present-tense written assignment thereof), and (ii) includes confidentiality provisions protecting all Trade Secrets of the Company Group and of any Person that the Company is obligated to maintain in confidence. None of the IP Participants have any claim against any member of the Company Group in connection with such IP Participants’ involvement in any aspect of the Intellectual Property and no such claim has been asserted or threatened. None of the IP Participants have any patents issued or applications pending for any device, process, design or invention of any kind now used or needed by any member of the Company Group in the furtherance of the Business. To the Knowledge of the Company Group, none of the IP Participants is in violation of any Contract relating to invention disclosure, invention assignment, confidentiality or non-disclosure or non-competition by virtue of such IP Participants being employed by, or performing services for no member of the Company Group, or using Trade Secrets of third parties without permission.

(i) The Owned Intellectual Property and the Licensed Intellectual Property constitute all Intellectual Property necessary for the continued conduct of the Business in substantially the same manner as currently conducted.

(j) All Software used in the operation of the Business is either owned by any member of the Company Group or has been properly licensed from the owner of such Software and the Company has sufficient licenses to cover every site, seat, copy, installation, and user of all such Software. No Software is owned by any member of the Company Group that is material to the Business (the “Company Software”). To the Knowledge of the Company Group, the Software and all hardware used by the Company Group is free from any disabling codes or instructions and any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus,” “malware,” “spyware” or other software routines or hardware components (“Malicious Code”) designed or intended to, or that could reasonably expected to, (A) permit unauthorized access or the unauthorized disruption, impairment, disablement or erasure of Software or any computer, system, hardware, firmware, network or device on which Software is installed or connected to or (B) damage, destroy or prevent the access to or use of any data or file without the user’s consent. Each member of the Company Group has taken all reasonable steps to prevent the introduction of Malicious Code into the Software.

(k) Schedule 3.10(k) separately lists and identifies all Open Source Software, if any, that is or has been included with, integrated with, incorporated or embedded in, linked to, combined or distributed with, or used in the delivery or provision of any member of the Company Group product or service or Company Software, and describes the manner in which such Open Source Software is or was used and identifies the licenses under which such Open Source Software is or was used (with such description including whether, and if so, how the Open Source Software was modified, distributed, conveyed or licensed by the Company). The Company is and at all times has been in compliance with the terms and conditions of all licenses for the Open Source Software that any member of the Company Group has included with, integrated with, incorporated or embedded in, linked to, combined or distributed with, or used in the delivery or provision of any company product or Software. No member of the Company Group has (i) incorporated Open Source Software into, or combined Open Source Software with, any company product or Software, (ii) distributed Open Source Software in conjunction with any company product or Software or (iii) otherwise used Open Source Software, in each case, in such a way that imposes or could impose a requirement or condition that such company product or Software (A) be disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works, (C) be redistributable at no charge, or (D) that grants or would require the grant of a license to any Person of any Intellectual Property.

(l) No government funding, nor any funding or facilities of a university, college, other educational institution or research center, was used in the development of any Owned Intellectual Property. No Governmental Entity, university, college, other educational institution, or other Person on behalf of any such entity, has any claim or right in or to any Owned Intellectual Property. No Owned Intellectual Property was either conceived or first reduced to practice in performance of any Contract funded by a Governmental Entity, and no Owned Intellectual Property is a subject invention as defined in the Bayh-Dole Act or similar Law.

(m) All Business Systems are and have been maintained by technically competent personnel substantially in accordance with standards set by the manufacturers or otherwise in accordance with prudent industry standards, to ensure proper operation, monitoring and use. There has been no malfunction, failure, breakdown, error, continued substandard performance, denial-of-service or other cyber incident, including any cyberattack, or other impairment of the Business Systems that has resulted in substantial disruption, interruption or damage to the Business of any member of the Company Group. All Business Systems: (i) are sufficient for the needs of the business of the Company as currently conducted, having sufficient capacity and maintenance and support requirements to satisfy the requirements of the Business of the Company Group with regard to information and communications technology, data processing and communications; (ii) operate and function in all material respects in accordance with their documentation and functional specifications and otherwise as required by the business as presently conducted; (iii) to the Knowledge of the Company Group, are free of any bugs, errors, disabling software, code or instructions, spyware, Trojan horses, worms, viruses, material defects, or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement or destruction of, any software, data or other materials (“Contaminants”); and (iv) are protected by industry standard anti-virus protection software and firewalls designed to detect and remove any Contaminants. Each member of the Company Group have taken all necessary steps to safeguard the availability, security, and integrity of the Business Systems, including implementing and maintaining appropriate backup, data storage, system redundancy, business continuity and disaster recovery, and software and hardware support policies, procedures, and arrangements. Each member of the Company Group has promptly implemented material security patches that are generally available for the Business Systems.

(n) Except as set forth in Schedule 3.10(n), at all times, each member of the Company Group have complied with, and is currently in compliance with, all Privacy Commitments. Except as set forth in Schedule 3.10(n), at all times, each member of the Company Group has: (i) implemented and maintained reasonable physical, technical, administrative and organizational security measures to protect the confidentiality, integrity and security of Personal Information, to prevent the unlawful Processing of Personal Information, and to prevent Security Incidents and the unauthorized access, accidental loss or destruction of or damage to Personal Information, which measures are in compliance in all material respects with the Privacy Commitments; (ii) required that all Personal Information Processors comply with all Privacy Commitments and implement maintain reasonable physical, technical, administrative and organizational security measures to protect the confidentiality, integrity and security of Personal Information, to prevent the unlawful Processing of Personal Information, and to prevent Security Incidents and the unauthorized access, accidental loss or destruction of or damage to Personal Information. To the Knowledge of the Company Group, all Personal Information Processors are in compliance, in all material respects, with all Privacy Commitments. Each member of the Company Group has made all disclosures to and obtained consents from third Persons required by applicable Information Laws prior to the Processing of any Personal Information from such third Persons. All disclosures made or contained in any of the Privacy Policies have been accurate and in compliance with all Privacy Commitments.

(o) No member of the Company Group has received any notice that any member of the Company Group is or has been in breach of any Privacy Commitment and no such breach has occurred within the applicable statute of limitations for a claim arising out of such a breach. No member of the Company Group has ever received any notice, request, complaint, subpoena, investigation, audit, assessment, demand, or objection from any Governmental Entity or any Person relating to the Processing of Personal Information, a Security Incident, or the breach by any member of the Company Group of any Privacy Commitment. No Proceeding is pending and no Person or Governmental Entity has threatened to commence any Proceeding concerning any claim or allegation that any member of the Company Group has violated any Privacy Commitment. No investigation or inquiry, complaint, or claim has been made or reported by, or is being, or has been, conducted by, any consumer, Governmental Entity, consumer advocacy groups, industry or trade organizations, privacy seal or certification programs, or privacy groups relating to (i) the information privacy or data security practices (including collection, transfer, access, disclosure, retention, deletion, storage, Processing, or use) of any member of the Company Group, (ii) the Processing of Personal Information by any member of the Company Group, or any Security Incident.

(p) No member of the Company Group sells, shares, rents or otherwise makes available to any Person any Personal Information, except in a manner that complies in all material respects with the applicable Privacy Commitments.

(q) Except as set forth on Schedule 3.19(q), no member of the Company Group has experienced any Security Incident. No member of the Company Group has notified and there have been no facts or circumstances that would require any member of the Company Group to give notice to, any customers or other Persons or any Governmental Entity of any actual or perceived Security Incident pursuant to any Privacy Commitment. To the Company’s Knowledge, no Personal Information Supplier has experienced any Security Incident or made or has been required to make any disclosure or notification under any applicable Information Laws in connection with any Security Incident with respect to any Personal Information provided by it to any member of the Company Group, or with respect to any Personal Information that it Processes on behalf of any member of the Company Group.

(r) No member of the Company Group has directed any online services to children under the age of 13. No member of the Company Group has collected any information from individuals under the age of 13 and the Business Systems do not contain Personal Information of individuals under the age of 13.

(s) The execution, delivery and performance of this Agreement and the Transaction does not and will not cause, constitute, or result in a violation or breach of any Privacy Commitments. The Transaction and any subsequent transfer of any Personal Information or other data in connection with the Transaction will not: (i) cause, constitute, or result in a breach or violation of any applicable Privacy Commitments; (ii) require any member of the Company Group to provide any notice to, or seek any consent from, any user, employee, subscriber, supplier, service provider or other third party or Person thereunder as it relates to Personal Information; or (iii) require or result in the restriction, impairment, limitation or modification of the Processing of Personal Information or other data as existed immediately before the Closing.

Section 3.11 Litigation. Except as set forth on Schedule 3.11: (a) to the Knowledge of the Company Group, there is no investigation, audit or review pending or threatened by any Governmental Entity with respect to any member of the Company Group; (b) there are no Proceedings pending or, to the Knowledge of the Company Group, threatened, against or affecting any member of the Company Group, or any of their respective properties at Law or in equity; and (c) there are no Laws or Orders with respect to any member of the Company Group or the Transaction nor, to the Knowledge of the Company Group, is there any basis therefor. No member of the Company Group or any of the Sellers have received written notice from any Governmental Entity that consummation of the transactions contemplated by this Agreement would constitute a violation of any Laws. There is no Order or Proceeding pending, or, to the Knowledge of the Company Group, threatened, against or affecting any member of the Company Group, nor is there any basis therefor.

Section 3.12 Company Contracts.

(a) Schedule 3.12(a) provides a true and complete list of each Contract to which any member of the Company Group is a party or by which any member of the Company Group or their respective properties are bound that is deemed a Material Contract under this Agreement. Each of the Lease Documents and each Contract that (i) after the Closing Date, obligates any member of the Company Group to pay an amount of $100,000 or more, or pursuant to which any member of the Company Group may receive an amount of $100,000 or more; (ii) is not terminable within a thirty (30) day period without penalty; (iii) contains a covenant not to compete, not to solicit or any other restriction on the operation or scope of its businesses, including the Business; (iv) provides for the extension of credit by any member of the Company Group other than consistent with normal credit terms; (v) limits the ability of any member of the Company Group to conduct its business, including as to manner or place; (vi) provides for a guaranty or indemnity (other than customary commercial contract indemnity provisions in case of breach of contract) by any member of the Company Group (or any Affiliate thereof); (vii) contains a right of first refusal; (viii) contains a right or obligation of or to any Affiliate, officer, manager, or director or any Associate of any member of the Company Group; (ix) constitutes a collective bargaining agreement or provides for change of control or severance benefits to any officer, director, manager, or employee; (x) represents a Contract upon which the Business of the Company Group is substantially dependent; (xi) involves financing or borrowing of money, or evidencing indebtedness, or any liability for borrowed money; (xii) is a joint venture, partnership, cooperative arrangement or any other Contract involving a sharing of profits; (xiii) is made with any Governmental Entity (with subsection (xiv) of Schedule 3.12(a) identifying that Governmental Entity); (xv) relates to the discharge, storage or removal of effluent, waste or pollutants; (xvi) relates to any license or royalty arrangement; (xvii) gives a power of attorney, proxy or similar instrument beyond standard terms entered into with the Company Group’s advisors (e.g., tax advisors) in the Ordinary Course; (xviii) agrees to share in or contribute to the liability of any Person; (xix) provides for the lease or license of any asset (including any Intellectual Property), or (xx) was not made in the Ordinary Course, shall be deemed to be a “Material Contract” and disclosed under a subsection on Schedule 3.12(a) corresponding to the sub-clauses in this Section 3.12(a). True, correct and complete copies of each of the Material Contracts, including all amendments and supplements, have been delivered to Buyer.

(b) Each Material Contract is currently valid and subsisting and in full force and effect and is enforceable in all material respects by a member of the Company Group in accordance with its terms; the members of the Company Group have duly performed all of their obligations thereunder to the extent that such obligations to perform have been accrued; and no member of the Company Group is, and to the Knowledge of the Company Group, the other party or parties thereto are not, in default under such Material Contract. The performance of the Material Contracts will not result in any violation of or failure by any member of the Company Group to comply with any Law. The Material Contracts constitute all of the contracts necessary to enable the Company Group to conduct their business in the manner in which it is currently being conducted and in which it is currently proposed to be conducted. No member of the Company Group has waived any of its rights under any Material Contract.

(c) Except as set forth on Schedule 3.12(c), no Company Contract contains any restrictive covenant with respect to the business or operations of any member of the Company Group or its Subsidiaries that would, after the Closing, restrict in any material way the business conducted by Buyer or an Affiliate thereof, including without limitation, any covenants relating to non-competition, exclusivity of services or most favored customer pricing commitments.

Section 3.13 Tax Returns; Taxes. Except as otherwise disclosed on Schedule 3.13:

(a) All Tax Returns of, or that include, any member of the Company Group, required to have been filed have been duly and timely filed (taking into account valid extensions) and are true, correct and complete in all material respects.

(b) All Taxes due and payable by or with respect to any member of the Company Group, whether or not shown on any Tax Returns, have been timely paid in full.

(c) The unpaid Taxes of the Company Group (i) did not, as of the date of the Interim Balance Sheet Date, exceed the reserve for Taxes (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Interim Financial Statements (rather than in any notes thereto) and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company Group in filing its Tax Returns.

(d) No member of the Company Group is currently (i) the subject of a Tax audit, examination or Proceeding with respect to any Taxes, or (ii) the beneficiary of any extension of time within which to file any Tax Return (except for automatic extensions with respect to annual Tax filings), which Tax Return has not yet been filed.

(e) During the six (6) year period prior to the Closing, no Tax claims have been asserted against any member of the Company Group, and no member of the Company Group has received from any Taxing Authority any written notice of proposed adjustment, assessment, deficiency or underpayment of Taxes or pending audit or examination which has not since been satisfied by payment or been withdrawn.

(f) Each member of the Company Group has reported and withheld (or have had withheld on their behalf) and paid over to the appropriate Taxing Authority all Taxes required to have been reported and withheld in connection with amounts paid to any employee, independent contractor, creditor, stockholder or other third party, and remitted all such withholdings to the proper Taxing Authorities.

(g) Each member of the Company Group has complied in all material respects with the conditions stipulated in each Tax Grant. No submissions made to any Governmental Entity in connection with obtaining any Tax Grant contained any material misstatement or omission and the transactions contemplated by this Agreement will not adversely affect the eligibility of the Company for any Tax Grant.

(h) There are no Liens for Taxes against any asset of any member of the Company Group (other than Permitted Liens).

(i) No written claim has been made by any Taxing Authority in a jurisdiction where any member of the Company Group does not file Tax Returns that any member of the Company Group is or may be subject to any Tax by that jurisdiction.

(j) No member of the Company Group has engaged in any transaction that, as of the date hereof, is a “reportable transaction” under Section 6707A(c)(1) of the Code.

(k) No member of the Company Group is subject to (or has requested) any private ruling, closing agreement or any other agreement with any Taxing Authority.

(l) No member of the Company Group has waived any statute of limitations in respect of Taxes or agreed in writing to any extension of time with respect to a Tax assessment or deficiency.

(m) No power of attorney granted by or with respect to any member of the Company Group relating to Taxes is currently in force.

(n) All FinCEN Forms 114, Report of Foreign Bank Accounts, and IRS Form TD F 90-22.1, Report of Foreign Bank and Financial Accounts, required to be filed by, or on behalf of any member of the Company Group, have been timely filed and all such forms were true, correct and complete when filed.

(o) All related party transactions involving the Company or any Subsidiary of the Company are at arm’s length in compliance with Section 482 of the Code, the Treasury Regulations promulgated thereunder (and any similar provision of state, local, foreign and other applicable Law) and none of the Company and the Subsidiaries of the Company has any liability under Section 482 of the Code (or any similar provision of state, local, foreign and other applicable Law). The Company and each Subsidiary of the Company has maintained all necessary documentation in connection with such related party transactions in accordance with Sections 482 of the Code and the Treasury Regulations promulgated thereunder, including adequate documentation to avoid the transfer pricing penalties imposed by Sections 6662(e) and (h) of the Code and Treasury Regulations promulgated thereunder (or any similar provision of state, local, foreign and other applicable Law.

(p) No member of the Company Group owns, or has ever owned, any interest in any passive foreign investment company (as defined in Section 1297 of the Code) (“PFIC”) and no Subsidiary of the Company will be a PFIC for the for its taxable year that includes the Closing Date. The Company has not been required to establish a “Subpart F” income recapture account within the meaning of Treasury Regulations Section 1.952-1(f).

(q) Except as a result of the transactions contemplated by this Agreement, no losses (including net operating losses, built-in losses, and net capital losses) or credits of the Company or any Subsidiary of the Company are subject to any limitation or restriction on use under Code Section 382 or 383 (or any comparable provision of other applicable Law).

(r) Except for the Company, which uses a cash method of accounting for income Tax purposes, each other member of the Company Group uses the overall accrual method of accounting (or its equivalent in the case of any entity formed outside the United States) for income Tax purposes.

(s) No member of the Company Group (i) is or has ever been a member of an affiliated group of corporations filing a consolidated federal income Tax Return (or any similar group defined under a similar provision of state, local, or foreign law), (ii) has any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of any state, local or non-U.S. Law), as a transferee or successor, by contract, or otherwise, (iii) is a party to, or bound by, or has any obligation under, any Tax allocation, sharing or indemnity agreement (other than customary commercial leases or contracts that are not primarily related to Taxes entered into in the Ordinary Course), (iv) has been either a “distributing corporation” or a “controlled corporation” in a distribution in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable, or (v) has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(t) No member of the Company Group will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting or use of an improper method of accounting for a taxable period ending on or prior to the Closing Date made prior to the Closing, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provisions of state, local or non-U.S. Tax Law) executed on or prior to the Closing Date, (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law), (iv) installment sale or open transaction disposition made on or prior to the Closing Date, or application of the completed contract method of accounting or the cash method of accounting to any transaction occurring on or prior to the Closing Date, (v) prepaid amount received or deferred revenue accrued on or prior to the Closing Date, (vi) election under Section 108(i) of the Code, (vii) application of Section 951, 951A or 965 of the Code to any interest held in a “deferred foreign income corporation” or in a “controlled foreign corporation” (as respectively defined in Sections 965 and 957 of the Code) with respect to income earned or recognized or payments received on or prior to the Closing Date; (viii) ownership of “United States property” (as defined in Section 956 of the Code) by any “controlled foreign corporation” (as defined in Section 957 of the Code) on or prior to the Closing Date; or (ix) similar election, action or agreement deferring the liability for Taxes from any taxable period (or portion thereof) ending on or before the Closing Date to any taxable period (or portion thereof) beginning after the Closing Date.

(u) Schedule 3.13(u) lists the current and historic (since inception) entity classification of each of the Subsidiaries for U.S. federal and applicable state income Tax purposes.

(v) No member of the Company Group has acquired property from any Person in circumstances where the Company or any Subsidiary of the Company did or could become liable for any Taxes of such Person.

(w) Each member of the Company Group has complied with all applicable escheatment or unclaimed property Laws.

(x) The Company is now and has always been a C Corporation within the meaning of Section 1361 of the Code.

(y) No member of the Company Group is a party to any joint venture, partnership or other arrangement or contract that is or could be treated as a partnership for Tax purposes.

(z) In accordance with and to the extent required by applicable Law, each of the Company and the Subsidiaries of the Company have properly (i) collected and remitted all sales and similar Taxes with respect to sales made to its customers and (ii) for all sales that are exempt from sales and similar Taxes and that were made without charging or remitting sales or similar Taxes, received and retained all Tax exemption certificates and other documentation required to qualify such sale as exempt.

(aa) No member of the Company Group is, nor has a member ever been, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period described in Section 897(c)(1)(A)(ii) of the Code. No Member of the Company Group has deferred the inclusion of any amounts in gross income pursuant to IRS Revenue Procedure 2004-34, Treasury Regulation Section 1.451-5, Sections 451(c), 455 or 456 of the Code or any corresponding or similar provision of applicable Law (irrespective of whether or not such deferral is elective.

(bb) No member of the Company Group has deferred any payroll or employment Taxes or claimed any other benefit or relief pursuant to the CARES Act and Related Programs.

Section 3.14 Reserved.

Section 3.15 Compliance with Laws; Licenses and Permits.

(a) Each member of the Company Group is in compliance in all material respects with all Laws applicable to it or its business, properties or assets.

(b) Schedule 3.15(b) sets forth a true, correct and complete list of all Licenses held by the Company Group. The Company Group owns or possesses all Licenses that are necessary to enable it to carry on its operations as presently conducted and all such Licenses are valid and in full force and effect and will remain in full force and effect (in the case of any member of the Company Group’s Licenses, for the benefit of Buyer) upon consummation of the Transactions contemplated by this Agreement, and all applications or filings for renewals have been timely made for such Licenses.

Section 3.16 Employee Benefit Plans.

(a) Schedule 3.16(a) sets forth a true, correct and complete list of all Company Plans. The Company does not have any commitment to establish or enter into any new Company Plan, to modify any Company Plan or the terms of any Company Plans.

(b) The Company has made available to Buyer copies of the following with respect to each Company Plan, as applicable: (i) the governing plan document, including all amendments thereto, and all related trust documents and funding instruments, including any group contracts and insurance policies; (ii) a written summary of the material terms of any Company Plan that is not set forth in a written document or exists under Law; (iii) the most recent summary plan description together with any summary or summaries of material modifications thereto; (iv) the most recent determination or opinion letter from the Treasury Department; (v) the three most recently filed annual reports (Form 5500 series and all schedules and financial statements attached thereto); (vi) all material notices, letters, or other correspondence to or from any Governmental Entity or agency thereof within the last three years, including any filings or applications to any Governmental Entity pursuant to any amnesty or correction program; (vii) all non-discrimination tests for the most recent three plan years; and (viii) the most recent financial, actuarial and audit reports.

(c) No member of the Company Group nor any ERISA Affiliate contributes to, has ever had any obligation to contribute to, or has ever had any liability (whether known or unknown, absolute, contingent or otherwise, and including withdrawal liability as defined in Section 4201 of ERISA) under or with respect to any employee pension benefit plan that is: (i) a “pension plan” within the meaning of Section 3(2) of ERISA that is subject to Title IV of ERISA or the minimum funding standards under Section 302 of ERISA and Section 412 of the Code; (ii) a “multiemployer plan” within the meaning of Section 3(37) of ERISA; (iii) a “multiple employer plan” within the meaning of Section 413(c) of the Code; (iv) a “funded welfare plan” within the meaning of Section 419 of the Code; or (v) a “multiple employer welfare arrangement,” as defined under Section 3(40) of ERISA.

(d) Each Company Plan has been established, administered and operated in accordance with its terms and in compliance with applicable Laws, including, without limitation, ERISA, the Code, and associated Law, and any provisions for favorable Tax treatment available to such plan. All contributions, reserves, or premium payments (including all employer contributions and employee salary reduction contributions) that are due as of the date hereof have been made to or paid on behalf of each Company Plan.

(e) Each Company Plan intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified, and has received a favorable determination letter from the IRS, or is comprised of a master or prototype plan that has received a favorable opinion letter from the IRS on which the Company is entitled to rely to the effect that such Company Plan is so qualified and that the plan and the trust related thereto are exempt from Taxes under Sections 401(a) and 501(a), respectively, of the Code, and no event has occurred and no condition exists that would reasonably be expected to result in the revocation of any such determination letter or the unavailability of reliance on such opinion letter from the IRS, as applicable for any such Company Plan.

(f) Except as set forth on Schedule 3.16(f), no member of the Company Group or ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to any self-insured employee welfare benefit plan that provides benefits to employees (including any such plan pursuant to which a stop-loss policy or contract applies). Except as set forth on Schedule 3.16(f), none of the Company Plans provide for or promise post-service or retiree welfare benefits to any current or former employee, consultant, officer or director of any member of the Company Group, except for group health plan continuation coverage as required under Code Section 4980B or Part 6 of Subtitle B of Title I of ERISA or similar state Laws (“COBRA”), and for which the covered individual pays the full cost of coverage. Schedule 3.16(f), accurately identifies each current or former service provider who is receiving or is scheduled to receive (or whose spouse or other dependent is receiving or is scheduled to receive) any compensation or benefits (whether from a member of the Company Group or otherwise) relating to such former employee’s service with any member of the Company Group, other than employee-paid COBRA benefits. Except as disclosed under Schedule 3.16(f), no member of the Company Group nor ERISA Affiliates have any legally binding obligations to provide severance or change in control payments to any employees.

(g) No liability, claim, action or other Proceeding has been made, commenced or, to the Knowledge of the Company Group, threatened with respect to any Company Plan. No Company Plan is under an audit or investigation by the IRS, the U.S. Department of Labor or any other Governmental Entity. Nothing has occurred with respect to any Company Plan that has subjected or could reasonably be expected to subject the Company to a penalty under Section 502 of ERISA or to Tax or penalty under Sections 4971 or 4975 of the Code.

(h) Neither the execution of this Agreement nor the consummation of the Transaction will, either alone or in combination with any other event: (i) entitle any Person to any payment, forgiveness of indebtedness, vesting, distribution, or increase in benefits under or with respect to any Company Plan, (ii) otherwise trigger any acceleration of vesting or payment of benefits under or with respect to any Company Plan, (iii) trigger any obligation to fund any Company Plan, or (iv) result in any payment or benefit that would constitute a “parachute payment” within the meaning of Section 280G of the Code.

(i) Each Company Plan that is subject to Section 409A of the Code has been maintained and operated in compliance in all material respects with such Section and, to the Knowledge of the Company Group, no amounts deferred under any such plan is, or upon vesting will be, subject to the interest and additional Tax set forth under Section 409A(a)(1)(B) of the Code. No member of the Company Group or ERISA Affiliate has any indemnity or gross-up obligation to any Person for any Taxes or penalties imposed under Sections 4999 or 409A of the Code.

(j) Each Company Plan that is a “group health plan” within the meaning of Section 5000(b)(1) of the Code is in compliance in material respects with the applicable terms of the Patient Protection and Affordable Care Act of 2010, as amended, including the market reform mandates and the employer-shared responsibility requirements, and no event has occurred nor circumstances exist that would cause any member of the Company Group to be subject to any Taxes assessable under Sections 4980H(a) and 4980H(b) of the Code. Each member of the Company Group has complied in all material respects with the annual health insurance coverage reporting requirements under Code Sections 6055 and 6056.

Section 3.17 Employees; Labor Relationships.

(a) Schedule 3.17(a)(i) sets forth the names, position, work location (by state), years of service, base salary and/or hourly wage rate, and other current cash compensation (broken down by category, e.g., base salary, bonus and commission, if applicable), and to the extent applicable, exempt/non-exempt status as classified by the Company Group under applicable Law, of all employees of each member of the Company Group. To the Knowledge of the Company Group, no employee of any member of the Company Group intends to terminate his or her employment with the Company Group. Schedule 3.17(a)(ii) sets forth the names, employing entity (if not an individual), description of work performed, compensation, and state of residence of all independent contractors and/or consultants providing services to any member of the Company Group.

(b) None of the employees of any member of the Company Group are represented by a trade union, labor organization or group or works council that was either voluntarily recognized or certified by any labor relations board (including the National Labor Relations Board) or by any other Governmental Entity. To the Knowledge of the Company Group, there are no, and for the past three (3) years have been no, activities or proceedings of any trade union, labor organization or group or works council to organize the employees of any member of the Company Group. No member of the Company Group is presently, or has ever been, a signatory to a collective bargaining agreement with any trade union, labor organization or group or works council and no such agreement is being negotiated by any member of the Company Group.

(c) No labor dispute, walk out, strike, hand billing, picketing, or work stoppage involving the employees of any member of the Company Group has occurred, is in progress or, to the Knowledge of the Company Group, has been threatened in the last three (3) years.

(d) Each member of the Company Group is, and during the six (6) year period prior to the Closing, has been, in compliance in all material respects with applicable Laws relating to employment and employment practices, labor relations, compensation (including pay, classifications, wages, hours, breaks, overtime, and withholding/remittance of social security and applicable payroll taxes), equal employment opportunity, fair employment practices, whistle-blowing, retaliation and employee health and safety. To the Knowledge of the Company Group, no member of the Company Group has any liability under applicable Laws or Orders related to employment and attributable to an event occurring or a state of facts existing prior to the date thereof. Except as set forth on Schedule 3.17(d), the services provided by each member of the Company Group’s employees and contractors are terminable at the will of any member of the Company Group and any such termination would result in no liability to any member of the Company Group (other than ordinary administration expenses or with respect to benefits, other than accrued wages, salary, vacation pay, bonuses, commissions or amounts under other compensation plans, that were previously earned, vested or accrued under Company Plans prior to the Closing Date).

(e) No member of the Company Group has taken any action that would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act or similar applicable state or local law, issued any notification of a plant closing or mass layoff required by the WARN Act or similar state or local law, or incurred any liability or obligation under WARN or any similar state or local law that remains unsatisfied. No terminations prior to the Effective Time would trigger any notice or other obligations under the WARN Act or similar state or local law.

(f) Except as set forth on Schedule 3.17(f), there are (i) no Contracts or business relationships that would or could cause any member of the Company Group to be deemed a federal or state contractor obligated to develop and maintain an affirmative action plan or otherwise comply with affirmative action requirements of applicable Laws, and (ii) within the past two (2) years, no discrimination claim, show cause notice, conciliation proceeding, sanction or debarment proceeding has been filed or is pending or, to the Knowledge of the Company Group, is threatened with the Office of Federal Contract Compliance Programs or any other federal agency or any comparable state or foreign agency or court, and there have been no desk audits or on-site reviews pending or scheduled.

(g) All employees of the Company are legally entitled to work in Australia. No Company employee is on a work-related or work-sponsored visa. The Company maintains properly completed Form I-9s for each employee of Click Media documenting their legal right to work in the United States. No Click Media employee is on a work-related or work-sponsored visa. No member of the Company Group is delinquent in any payments or is liable for any arrears to any employees or contractors for any wages, commissions, bonuses, severance or other compensation in any material respect. No member of the Company Group is, and have not been, subject to any employment-related consent decrees. There are no current, and there have not been in the past four (4) years, any employment-, labor- and/or immigration-related audits or investigations into any member of the Company Group conducted by the Department of Labor, Occupational Safety and Health Administration of Immigration and Customs, or their state or local equivalents. There is not now, nor in the past four (4) years has there been, any employment-related claims brought or threatened against any member of the Company Group by any current or former employee, contractor or applicant for employment, including discrimination, harassment, retaliation, whistleblower, wrongful discharge and/or wage and hour violations. To the Knowledge of the Company Group, there are not now, nor in the past four (4) years has there been, any allegations of sexual harassment made against any member of the Company Group or any of their respective directors, officers, employees or contractors. All releases or separation agreements entered into by any member of the Company Group comply in all respects with applicable Law.

Section 3.18 Certain Fees. Except as set forth on Schedule 3.18, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Sellers, the Company Group or any of their Affiliates.

Section 3.19 Insurance Policies. Each member of the Company Group is, and at all times continually during the past four (4) years has been, insured with reputable insurers against such losses and risks in such amounts as are customarily insured against by companies in similar lines of business. Each member of the Company Group has complied in all material respects with the terms and provisions of such policies. Schedule 3.19 contains a true, correct and complete list of all insurance policies carried by or for the benefit of the Company Group. All insurance policies and bonds with respect to the business and assets of the Company Group are in full force and effect in all material respects and all premiums due thereon have been paid. No member of the Company Group is in breach or default under any such policy or bond and have not received any written notice of cancellation or non-renewal of any policy. The Company Group has timely filed claims with their insurers with respect to all matters and occurrences for which they believe they have coverage. There are no outstanding requirements or recommendations by any insurance company that issued a policy with respect to any member of the Company Group which has not been taken by any member of the Company Group.

Section 3.20 Title to Assets. Except as set forth on Schedule 3.20, each member of the Company Group has good and valid title to all tangible personal property that it purports to own, free and clear of Liens except for Permitted Liens. No Affiliate of the Company Group (or Associate of any of the foregoing) owns or has the right to use any assets used or owned by the Company Group (in the Business or otherwise). None of the Permitted Liens could reasonably be expected to materially impair the continued use and operation of the Company Group. The assets of the Company Group are not subject to any preemptive right, right of first refusal or other right or restriction. Except for the assets owned by the Company, there are no other assets, properties or rights, including Intellectual Property rights, that are required by any member of the Company Group, or that will be required by Buyer after the Closing, to conduct the Business in a manner substantially consistent in all material respects with the manner in which the Company Group currently conducts their business (including the Business).

Section 3.21 Affiliate Transactions. Except as set forth on Schedule 3.21 no employee, officer, equity owner, director or Affiliate of any member of the Company Group or any Associate of any officer, director, equity owner, or Affiliate thereof, is a party to any Contract with any member of the Company Group or has any interest in any asset or property used by any member of the Company Group. None of any of the foregoing Persons (i.e., other than any member of the Company Group) owns any interest in any asset, tangible or intangible, of any member of the Company Group. Except as set forth on Schedule 3.21, any amounts owed to the Sellers or any Affiliate thereof or Associate of the foregoing (whether as compensation or otherwise) has been paid in full by the Company or has been included in the calculation of Closing Date Indebtedness or Net Working Capital.

Section 3.22 Accounting Records. Each member of the Company Group maintains a reasonable standard system of accounting. Without limiting the foregoing, each member of the Company Group’s accounting and financial records accurately and validly reflect its transactions in all material respects. In addition, each member of the Company Group maintains a system of internal accounting controls sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements with respect to each member of the Company Group for external purposes including accounting controls sufficient to ensure that (i) transactions are executed in accordance with management’s general or specific authorization, (ii) transactions recorded as necessary to permit the preparation of financial statements of the Company Group so that they present fairly, in all material respects, the assets, liabilities and financial condition of each member of the Company Group. No member of the Company Group has, and no senior executives of any member of the Company Group has, received any written complaint or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Business or of any member of the Company Group, or of any member of the Company Group’s internal control over financial reporting in connection with the business of the Company Group, including any complaint, allegation, assertion or claim that, any member of the Company Group, or any of their Affiliates has engaged in questionable or improper accounting practices.

Section 3.23 Anti-Corruption, Anti-Money Laundering, and Trade Compliance. None of the members of the Company Group or, to the Knowledge of the Company Group, any of the Company Group’s directors, officers, or employees, has with respect to the Business (i) violated any Anti-Corruption Law or any member of the Company Group policies and procedures pertaining to Anti-Corruption Laws; (ii) directly or indirectly (through third parties) with a corrupt, improper, or illegal intent authorized, promised, offered, paid, or provided money or anything else of value to (a) a Government Official, (b) a political party or candidate for political office, (c) any person while “knowing” (as that term is defined and interpreted by the U.S. government for purposes of the FCPA) that all or a portion of that money or thing of value has or will be directly or indirectly promised, offered, paid, or provided to a Government Official, political party, or candidate for political office, or (d) any other individual, entity, or organization, for purposes of obtaining, retaining, or directing licenses, permits, approvals, tax or duty assessments, land or other registrations, inspections, judgments, sales, business, or any other financial or other advantage; (iii) otherwise directly or indirectly offered, promised, authorized, provided, or incurred any bribe, kickback, or other improper, corrupt, or unlawful payment, expense, rebate, discount, commission, influence or other contribution, gift, favor, entertainment, travel or other benefit, emolument, or advantage (collectively, “Restricted Benefits”) to or for the benefit of any Government Official, political party, or candidate for political office, or any other individual, entity, or organization; (iv) solicited, accepted, or received any Restricted Benefits from any person; (v) established or maintained a slush fund or any other off-the-books account or engaged in unrecorded transactions; (vi) falsified any member of the Company Group’s financial or other document; (vii) violated any applicable fraud, embezzlement, or anti-money laundering Law, including, but not limited to, The USA PATRIOT Act; (viii) engaged in business directly or indirectly in Iran, Cuba, North Korea, Sudan, Syria, Russia, Belarus, or any other country in violation of comprehensive or selective U.S. sanctions or embargoes; (ix) established or maintained any unlawful or unrecorded fund or corporate moneys or other assets; (x) made any false or fictitious entries on the books or records of any member of the Company Group; (xi) otherwise violated or has caused other parties to be in violation of any applicable Laws relating to the export, deemed export, or re-export of commodities, technologies, or services, including, but not limited to, U.S. Trade Laws; (xii) been the subject of any claim, allegation, voluntary or other disclosure, internal or external investigation, prosecution, settlement or other enforcement action or civil litigation related to any Anti- Corruption Law, U.S. Trade Law, or other applicable Law. Unless otherwise disclosed in Schedule 3.23, no member of the Company Group or any of the directors, officers or employees of any member of the Company Group is a Government Official. The Sellers, the Representative and any member of the Company Group will not share all or any portion of the Purchase Price or any other payment covered by this Agreement with any Government Official or other person in violation of any Anti-Corruption Law, U.S. Trade Law, or any other applicable Law or otherwise cause Buyer or any Affiliate thereof to be in violation of such Laws. The Company Group have in good faith provided to Buyer all due diligence information and materials requested by Buyer in relation to its FCPA review of the Business.

Section 3.24 Certain Interests. Except as set forth in Schedule 3.24, upon consummation of the Transactions contemplated hereby at the Closing, none of the Sellers or any stockholder, Affiliate, equity owner, officer, director partner or employee of any member of the Company Group, or any Associate, relative or Affiliate of any of the foregoing immediately prior to the Closing shall have any direct or indirect ownership interest (whether in the form of a right or an obligation) in respect of (i) any asset or any other tangible or intangible property or asset used in or held for use in connection with or pertaining to any member of the Company Group, (ii) any liability of any member of the Company Group, or (iii) any Person that is a supplier, customer or competitor of any member of the Company Group. None of the Sellers or any officer or director of the Company, nor any immediate family member of such person or director, nor any of their respective Affiliates or Associates of any of the foregoing, has a direct or indirect interest of any nature whatsoever in, or any obligation or commitment with respect to, any Person, corporation, joint venture, partnership or other entity which competes with any member of the Company Group or with a related or similar business of the Business (including without limitation referral, mortgage, title, escrow, relocation or other settlement service businesses).

Section 3.25 Accounts Receivable. Schedule 3.25 sets forth an accurate and complete list of all receivables existing as of the Interim Balance Sheet Date. Each such Accounts Receivable and each Accounts Receivable of the Company Group as of the Closing Date is and will be: (a) a valid and legally binding obligation of the account debtor enforceable in accordance with its terms, free and clear of all Liens, and not subject to set-offs, adverse claims, counterclaims, assessments, defaults, prepayments, defenses and conditions precedent; (b) a true and correct statement of the account for services actually performed for and accepted by such account debtor; and (c) subject to any reserve and/or write off for bad debts shown on the Interim Financial Statements, are fully collectible within one hundred eighty (180) days.

Section 3.26 Clients. Schedule 3.26 lists the ten (10) clients of the Business with the largest portion of earned gross revenue of the Company Group (by member) for each of the last two fiscal years and the fiscal year to the Interim Balance Sheet Date. To the Knowledge of the Company Group, no client listed on Schedule 3.26 has notified any member of the Company Group that (a) it intends to terminate or substantially modify its relationship with the Business as a result of the Transactions contemplated hereunder or for any other reason, or (b) any member of the Company Group has failed to perform its obligations under any Company Contract. To the Knowledge of the Company Group, there are no facts or circumstances that make it reasonably foreseeable that such facts or circumstances will result in any such termination or substantial modification or breach of any Company.

Section 3.27 Certificate of Incorporation and Bylaws; Minute Books.

(a) The Company Group has delivered to the Buyer a complete and correct copy of the certificate of incorporation and the bylaws, or equivalent organizational documents, each as amended to date, of each member of the Company Group. These certificates of incorporation, bylaws or equivalent organizational documents are in full force and effect. No member of the Company Group is in violation of the provisions of their respective certificate of incorporation, bylaws or equivalent organizational documents.

(b) The Company Group has delivered to the Buyer complete and correct copies of the minute books of each member of the Company Group. The minute books of each member of the Company Group contain complete and correct copies of all minutes of meetings of and actions by the stockholders (or equityholders) of the Company Group, the board of directors (or equivalent governing bodies) of the Company Group, and all committees of such boards (or equivalent governing bodies) of the Company Group, and accurately reflect all corporate actions of each member of the Company Group which are required by applicable Law, their respective certificates of incorporation or bylaws or other governing documents to be passed upon by the stockholders (or equityholders) of each member of the Company Group, the board of directors (or equivalent governing bodies) of each member the Company Group, or any committee of such boards (or equivalent governing bodies) of each member the Company Group.

Section 3.28 Full Disclosure. To the Knowledge of the Company Group, no representation or warranty by the Sellers contained in this Agreement and no statement contained in the Schedules or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading. To the Knowledge of the Company Group, there is no event or circumstance which the Sellers have not disclosed to Buyer which could reasonably be expected to have a Material Adverse Effect.

Section 3.29 No Other Representations and Warranties of the Sellers. Except for the representations and warranties contained in this Article III (including the related portions of the Schedules), none of the Sellers, the Company Group or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Sellers or the Company Group, including any representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Buyer (including any information, documents or material delivered to Buyer or otherwise made available to Buyer in any virtual data room, or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Company, or any representation or warranty arising from statute or otherwise in law.

Article IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to the Sellers as of the date hereof as follows:

Section 4.1 Organization. Buyer is a corporation incorporated, validly existing and in good standing under the Laws of its jurisdiction of formation, and has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted.

Section 4.2 Authorization. Buyer has the requisite corporate power and authority to enter into this Agreement and the Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Buyer of this Agreement and all other agreements and instruments contemplated hereby to which it is a party have been duly authorized by all necessary corporate action on the part of Buyer, and no other action or proceeding is necessary to authorize any of the foregoing. No action by (including any authorization, consent or approval), or in respect of, or filing with, any Governmental Entity is required for, or in connection with, the valid and lawful authorization, execution and delivery and performance by Buyer of this Agreement and the Transaction Documents to which it is a party or the consummation by Buyer of the transactions contemplated hereby and thereby. This Agreement and the Transaction Documents to which Buyer is party have been duly executed and delivered by Buyer and, when duly executed by all other parties thereto, constitute the valid and binding agreement of Buyer, enforceable against Buyer in accordance with their respective terms, subject to the Enforceability Exception.

Section 4.3 Consents and Approvals; No Violations. The execution and delivery of this Agreement and the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby do not and will not (whether with or without the passage of time, the giving of notice or both) (i) violate, breach, conflict with, constitute a default under, or require any consent or notice under, any Contract to which Buyer is a party, or by which Buyer or any of its assets or properties are bound, except as could not reasonably be expected to have a material and adverse effect on the ability of Buyer to consummate the Transaction in a timely manner, (ii) conflict with or result in any violation of the organizational documents of Buyer or any resolution adopted by Buyer’s board of directors, managers, members or shareholders, as applicable, or (iii) violate any Law or other restriction of any Governmental Entity. Buyer is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Entity in connection with the consummation of the Transaction.

Section 4.4 Litigation. There is no claim, action, suit, Proceeding or governmental investigation pending or, to the knowledge of Buyer, threatened against Buyer, by or before any Governmental Entity or by any third party which challenges the validity of this Agreement or the Transaction Documents or which would be reasonably likely to adversely affect or restrict Buyer’s ability to consummate the transactions contemplated by this Agreement or the Transaction Documents.

Section 4.5 Certain Fees. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer or any of its Affiliates.

Section 4.6 Investment Purposes. Buyer is acquiring the Shares hereunder solely for the purpose of investment and not with a view to, or in connection with, any distribution thereof in violation of the Securities Act of 1933 Act, as amended (“1933 Act”) or any applicable state securities Law. Buyer acknowledges that the Shares are not registered under the 1933 Act or any applicable state securities Law.

Section 4.7 Solvency. Assuming that (a) the representations and warranties in Article III are true and correct in all material respects, and (b) the Representative and each of the Sellers has complied with its obligations under this Agreement in all material respects, immediately following the Closing and at such time as the Deferred Cash Consideration is due and payable, Buyer and its Subsidiaries (including the Company Group, on a consolidated basis) will not be insolvent.

Section 4.8 Independent Investigation. Buyer acknowledges that it has conducted an independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company Group and, in making its determination to proceed with the Transaction, Buyer has relied solely on the results of such investigation and the representations and warranties expressly set forth in Article III, and that all other representations and warranties of any kind whatsoever, express or implied, at law or in equity, with respect to the Company Group, the Sellers and the Shares being acquired hereunder or the business, operations, assets, liabilities, condition (financial or otherwise) or prospects of the Company Group, are specifically disclaimed.

Section 4.9 No Other Representations and Warranties of Buyer. Except for the representations and warranties contained in this Article IV, neither Buyer nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Buyer, including any representation or warranty as to the accuracy or completeness of any information regarding Buyer furnished or made available to the Sellers, the Representative or the Company Group (including any information, documents or material delivered to or otherwise made available to any of the foregoing in any virtual data room, or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of Buyer, or any representation or warranty arising from statute or otherwise in law.

Article V
COVENANTS

Section 5.1 Public Announcements. No public announcements or other publicity or disclosure regarding the transactions referred to herein shall be made by a Party at any time prior to or following the Closing without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed) as to form, content, timing, or manner of distribution or publication, except (i) to the extent otherwise required by Law or the rules of any applicable stock exchange, or (ii) in connection with any Proceeding to enforce any right or remedy relating to this Agreement or the Transaction, and each Party may disclose to its current and prospective banks, shareholders, partners, investors, attorneys, and advisors the name of the other Party, the date of the transaction, the Purchase Price and the key terms under this Agreement.

Section 5.2 Tax Matters The following provisions govern the allocation between Buyer, on the one hand, and each Seller and the Representative, collectively on the other hand, of responsibility for certain Tax matters following the Closing Date:

(a) Tax Contests. Buyer agrees to give written notice to the Representative of any assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought hereunder, or the commencement of any audit with respect to any Pre-Closing Tax Period (any such suit, action, proceeding or audit, a “Tax Contest”), specifying with reasonable particularity the basis therefor, and will give the Representative such information with respect thereto as the Representative may reasonably request. The Representative shall, at her election and expense, have the right to control the Tax Contest if (i) the Tax Contest relates solely to Taxes of a taxable period ending on or before the Closing Date and (ii) the Sellers agree they will bear all Losses in respect of such Tax Contest pursuant to this Agreement; provided, however, that the Representative shall keep Buyer informed regarding such Tax Contest on a timely basis, shall consult with Buyer in advance of filings, discussions and meetings, shall afford Buyer the opportunity to review any submissions and provide Buyer with final copies of such submissions and shall allow Buyer, at its own cost, to participate in any such Tax Contest, including in any meetings with a Governmental Entity or other proceedings; provided, further, that the Representative shall not agree to any settlement or other disposition of any such Tax Contest without Buyer’s prior written consent, which consent shall not be unreasonably withheld, conditioned, or delayed. Buyer shall diligently conduct the defense of any other Tax Contests, provided, however, that Buyer shall keep the Representative informed regarding such Tax Contest on a timely basis, shall consult with the Representative in advance of filings, discussions and meetings, shall afford the Representative the opportunity to review any submissions and provide the Representative with final copies of such submissions and shall allow the Representative, at its own cost, to participate in any such Tax Contest, including in any meetings with a Governmental Entity or other proceedings; provided, further, that Buyer shall not agree to any settlement or other disposition of any such Tax Contest without the Representative’s prior written consent, which consent shall not be unreasonably withheld, conditioned, or delayed. Failure to notify the Representative of a Tax Contest or to allow the Representative to control a Tax Contest in accordance with this Section 5.2(a) shall not relieve the Representative and Sellers of their obligations under this Agreement, except to the extent such person’s liability under this Agreement is adversely affected as a result thereof. For any Tax Contest, to the extent of any conflict between the provisions of this Section 5.2(a) and Section 7.6, the provisions of this Section 5.2(a) shall control.

(b) Pre-Closing Tax Period Tax Returns. The Representative shall prepare and timely file (or shall cause to be prepared and timely filed) all income Tax Returns of the Company Group for Pre-Closing Tax Periods that are required to be filed after the Closing Date (“Pre-Closing Period Income Tax Returns”), and such Pre-Closing Period Income Tax Returns shall be prepared on a basis consistent with the last previous similar Tax Return filed by any member of the Company Group, as appropriate, unless otherwise required by applicable Law or this Agreement. For the avoidance of doubt, Pre-Closing Period Income Tax Returns shall include, but not be limited to any income Tax Returns for a short taxable period that ends at the end of the Closing Date for U.S. federal and applicable state, local and foreign income tax purposes. The Representative shall provide Buyer with a draft copy of each such proposed Tax Return (and any additional information regarding such Tax Return as may reasonably be requested by Buyer) at least thirty (30) days prior to the relevant due date for Buyer’s review and approval (or, if the due date taking into consideration any applicable extensions for such Tax Return is within thirty (30) days of the Closing, as soon as reasonably practical). Buyer shall provide the Representative with any comments to such Tax Return within twenty (20) days of receipt of such Tax Return, and the Representative shall consider in good faith any changes reasonably requested by Buyer with respect to such Tax Returns. If Buyer does not submit comments within such review period, then Buyer shall be deemed to have approved such Pre-Closing Period Income Tax Return as prepared by the Representative. The Representative shall remit to Buyer any Taxes that are the responsibility of the Sellers under this Agreement at least five (5) days prior to the due date for paying such Taxes to the extent such Taxes were not included as a reduction in the calculation of the Purchase Price, as finally determined, or for which there were not already adequate reserves on the books of the Company Group or adequate estimated payments which had previously been made.

(c) Other Returns. Other than Pre-Closing Period Income Tax Returns, Buyer, at the Company Group’s expense, shall prepare and timely file (or shall cause to be prepared and timely filed) any Tax Returns of the Company Group filed for any Pre-Closing Tax Period (including any Straddle Period) that are filed after the Closing Date (the “Buyer Returns”), and such Buyer Returns shall be prepared on a basis consistent with the last previous similar Tax Return filed by any member of the Company Group, as appropriate, unless otherwise required by applicable Law or this Agreement. Buyer shall provide the Representative with a draft copy of each such proposed Tax Return (and any additional information regarding such Tax Return as may reasonably be requested by Representative) at least thirty (30) days prior to the relevant due date for the Representative’s review and approval (or, if the due date taking into consideration any applicable extensions for such Tax Return is within thirty (30) days of the Closing, as soon as reasonably practical). The Representative shall provide Buyer with any comments to such Tax Return within twenty (20) days of receipt of such Tax Return, and Buyer shall consider in good faith any changes reasonably requested by the Representative with respect to such Tax Returns. If the Representative does not submit comments within such review period, then the Representative will be deemed to have approved such Buyer Return as prepared by Buyer. The Representative shall remit to Buyer any Taxes that are the responsibility of the Sellers under this Agreement at least five (5) days prior to the due date for paying such Taxes to the extent such Taxes were not included as a reduction in the calculation of the Purchase Price, as finally determined, or for which there were not already adequate reserves on the books of the Company Group or adequate estimated payments which had previously been made.

(d) Straddle Period Allocations. For all purposes under this Agreement, in the case of any Straddle Period, the portion of Taxes that are allocable to the portion of the Straddle Period ending on the Closing Date will be: (A) in the case of property Taxes and other Taxes imposed on a periodic basis without regard to income, payroll, gross receipts or sales, deemed to be (x) the amount of such Taxes for such entire Straddle Period, multiplied by (y) a fraction, the numerator of which is the number of calendar days in the portion of such Straddle Period ending on the end of the Closing Date and the denominator of which is the number of calendar days in such entire Straddle Period, and (B) in the case of all other Taxes, including income Taxes, determined based on an interim closing of the books as of the close of business on the Closing Date as though the taxable year or period of each member of the Company Group terminated at the end of the Closing Date.

(e) Transfer Taxes. Each of Buyer and the Sellers shall be responsible for 50% of all transfer, value-added, documentary, sales, excise, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement (collectively, the “Transfer Taxes”). The Party required to do so by applicable Law shall file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and, if required by applicable Law or to the extent reasonably requested by the other Party, each Party shall cooperate with the other Party in the preparation and filing, and join in the execution of, any such Tax Returns and other documentation. Each Party shall use reasonable efforts to minimize any such Transfer Taxes and shall cooperate in determining how to comply with filing requirements in connection with such Transfer Taxes.

(f) Cooperation and Records Retention. The Representative (on behalf of the Sellers) and Buyer shall (and Buyer shall cause the Company Group to): (i) each provide the other with such assistance as may reasonably be requested by the other Party in connection with the preparation and filing of any Tax Return, audit, or other examination by any Taxing Authority or judicial or administrative proceedings relating to liability for Taxes of the Company Group; (ii) each retain and provide the other with any records or other information that may be relevant to such Tax Return, audit or examination, proceeding, or determination; and (iii) each provide the other with any final determination of any such audit or examination, proceeding, or determination that affects any amount required to be shown on any Tax Return of the other Party for any period. Without limiting the generality of the foregoing, the Sellers (to the extent they have any such records in their possession) and Buyer shall (and Buyer shall cause the Company Group to) (x) retain, until the applicable statutes of limitations (including any extensions or tolling thereof) have expired, copies of all Tax Returns, supporting work schedules, and other records or information that may be relevant to such Tax Returns for all Pre-Closing Tax Periods, and shall not destroy or otherwise dispose of any such records without first providing the other party with a reasonable opportunity to review and copy the same, and (y) comply with and timely respond to any and all information document requests or other similar documents so as to avoid any penalties. Each Party shall bear its own expenses in complying with the foregoing provisions.

(g) Tax Sharing Agreements. The Representative shall cause all Tax allocation agreements and Tax sharing agreements with respect to any member of the Company Group to be terminated with respect to the any member of the Company Group as of the Closing Date, and shall ensure that such agreements are of no further force or effect as to any member of the Company Group on or after the Closing Date and that there shall be no further liabilities or obligations imposed on any member of the Company Group under any such agreements.

(h) Tax Refunds. The Sellers shall be entitled to the amount of any refund (or credit in lieu thereof) of Taxes of any member of the Company Group with respect to a Pre-Closing Tax Period (to the extent such Taxes were paid by the relevant member of the Company Group prior to the Closing or by the Sellers after the Closing, or were included as a liability in the determination of Final Indebtedness or Final Net Working Capital) which refund is actually received by Buyer or its Affiliates (including any member of the Company Group) or credit actually applied against Taxes of Buyer or its Affiliates (including any member of the Company Group) after the Closing, net of any cost (including Taxes) to Buyer and its Affiliates attributable to the obtaining, receipt and payment of such refund or credit, except to the extent such refund or credit was included as an asset or reduced a liability in the calculation of Final Indebtedness or Final Net Working Capital, each as finally determined pursuant to Section 2.5. Buyer shall promptly pay, or cause to be paid, to the Sellers (in accordance with their respective Pro Rata Share) any amount to which Sellers are entitled pursuant to the prior sentence. To the extent such refund or credit is subsequently disallowed or required to be returned to the applicable taxing authority, the Sellers agree to promptly repay the amount of such refund or credit, together with any interest, penalties or other additional amounts imposed by such taxing authority, to Buyer or its applicable Affiliate. Notwithstanding the foregoing, the Sellers shall not be entitled to any such refund or credit of Taxes (i) to the extent such refund or credit is attributable to any carryback of any net operating loss or other Tax attribute generated in a taxable period (or portion thereof) beginning after the Closing Date, (ii) to the extent such refund or credit is the subject of a then-pending Tax audit or Tax Contest (until resolution of such audit or a Tax Contest), (iii) that is attributable to any change in Law enacted after the date of this Agreement, or (iv) that is not of Taxes that were paid prior to the Closing or included as a liability in the determination of Final Net Working Capital or Final Indebtedness.

(i) Amendment of Tax Returns. Without Representative’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed, Buyer shall not (and shall not permit any other Person to) amend any Tax Return of any member of the Company Group relating to a taxable period ending on or before the Closing Date, unless such amendment is required by applicable Law or is made in connection with the resolution of any Tax Contest. Without Buyer’s written consent, such consent not to be unreasonably withheld, conditioned or delayed, Representative shall not (and shall not permit any other Person to) (x) amend any Tax Return of any member of the Company Group relating to a taxable period ending on or before the Closing Date, or (y) make or change any election for any member of the Company Group applicable to a taxable period (or portion thereof) beginning on or after the Closing Date, in each case, unless such amendment or election is required by applicable Law or is made in connection with the resolution of any Tax Contest.

Section 5.3 Confidentiality.

(a) The Sellers and Buyer acknowledge and agree that the Confidentiality Agreement shall terminate and be of no further force or effect upon the Closing.

(b) From and after the Closing, each Seller and the Representative (in her capacity as such) (i) shall, and shall cause its Affiliates and its Affiliates’ Associates to, hold, in confidence and not disclose to any Person, and (ii) shall not use and shall cause its Affiliates not to use: any and all non-public or proprietary information, whether written or oral, concerning the Company Group (including the terms and conditions of this Agreement), except to the extent that the Sellers can show that such information is generally available to and known by the public through no breach of the obligations of the Sellers or any of its Affiliates (or any Associates of any of the foregoing) under this Section 5.3(b). If any Seller, the Representative, or any of their Affiliates (or Associates of any of the foregoing) are compelled to disclose any information by judicial or administrative process or by other requirements of Law, the Representative shall promptly notify Buyer in writing and such Person shall disclose only that portion of such information which such Person is legally required to disclose.

Section 5.4 Further Assurances. After Closing, at any time and from time to time, each of the Parties shall take such actions and execute and deliver such documents as may be necessary to effectuate the purposes of this Agreement at the earliest practicable time. If any acquisition of any material right or agreement the benefit of which is to be acquired by Buyer pursuant to this Agreement shall require the consent of any other party and such consent has not been obtained prior to Closing, the Sellers will cooperate with Buyer in any reasonable arrangement requested by Buyer designed to obtain such consent (whether through subcontracting, licensing, sublicensing or otherwise). The Sellers may not change, or offer to change, any terms thereof in order to obtain such a consent without Buyer’s express written permission, such permission not to be unreasonably withheld, delayed, or conditioned.

Section 5.5 Accounting Cooperation and Post-Closing Books and Records. Buyer shall, and shall cause the Company Group to, retain, for seven (7) years after the Closing Date, all books, records and other documents pertaining to the Company Group’s business that relate to the period prior to the Closing Date, except for Tax Returns and supporting documentation relating to the Company’s business assets which shall be governed by Section 5.2(e), and to make the same available after the Closing Date for inspection and copying by the Representative, during regular business hours without significant disruption to the Company’s business and upon reasonable advance notice. All such documents and information therein shall be confidential information subject to Section 5.3 hereof.

Section 5.6 Representative.

(a) By executing this Agreement, each Seller hereby irrevocably authorizes and appoints the Representative as such Person’s attorney-in-fact and agent, with full power of substitution, to execute and deliver the Transaction Documents (other than the Retention Documents, which shall be executed and delivered by each of the Key People) and to take any and all actions and make any decisions required or permitted to be taken by the Sellers pursuant to this Agreement, including, but not limited to, the exercise of the power to:

(i) give and receive notices and communications;

(ii) agree to, negotiate, enter into settlements and compromises of, and comply with orders or otherwise handle any other matters described in Section 2.5 and Section 2.7;

(iii) agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to claims for indemnification made by Buyer;

(iv) litigate, arbitrate, resolve, settle or compromise any claim for indemnification under this Agreement;

(v) execute and deliver all documents necessary or desirable to carry out the intent of this Agreement and each Transaction Document (other than the Retention Documents);

(vi) make all elections or decisions contemplated by this Agreement and each Transaction Document;

(vii) engage, employ or appoint any agents or representatives (including attorneys, accountants and consultants) to assist the Representative in complying with its duties and obligations; and

(viii) take all actions necessary or appropriate in the good faith judgment of the Representative for the accomplishment of the foregoing.

(ix) The Representative (i) accepts her appointment and authorization to act as attorney-in-fact and agent on behalf of each such Seller in accordance with the terms of this Agreement and the Transaction Documents and (ii) agrees to perform her obligations hereunder and under the Transaction Documents, and otherwise comply with, this Agreement and the Transaction Documents.

(b) Buyer shall be entitled to deal exclusively with the Representative on all matters relating to this Agreement and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Seller by the Representative, and on any other action taken or purported to be taken on behalf of any Seller by the Representative, as being fully binding upon such Person. Written notices or communications to or from the Representative shall constitute notice to or from each of the Sellers. Any decision or action by the Representative hereunder, including any agreement between the Representative and Buyer relating to the defense, payment or settlement of any claims for indemnification hereunder, shall constitute a decision or action of all Sellers and shall be final, binding and conclusive upon each such Person. No Seller shall have the right to object to, dissent from, protest or otherwise contest the same. The provisions of this Section 5.6, including the power of attorney granted hereby, are independent and severable, are irrevocable and coupled with an interest and shall not be terminated by any act of any Person, or by operation of Law.

(c) Each Seller fully and completely, without restrictions, agrees (i) to be bound by all written notices received and agreements and determinations made by and documents executed and delivered by the Representative under this Agreement and the Transaction Documents (other than the Retention Documents) and (ii) take all necessary and desirable actions approved by the Representative in connection with, and not to take any action prejudicial or inconsistent with, the transactions contemplated by the Transaction Documents (other than the Retention Documents). All actions, decisions, consents and instructions of the Representative in accordance with the power and authority granted to her under the terms of this Agreement shall be conclusive and binding upon all Sellers and shall be deemed authorized, approved, ratified and confirmed by the Sellers, having the same force and effect as if performed pursuant to the direct authorization of such Seller. Buyer is hereby relieved from any liability to any Person (including any Seller) for any acts done by Buyer in accordance with such actions, decisions, consents or instructions of the Representative.

(d) The Representative may resign at any time, and may be removed for any reason or no reason by the vote or written consent of a majority in interest of the Sellers according to each Seller’s Pro Rata Share (the “Majority Holders”); provided, however, in no event shall the Representative resign or be removed without the Majority Holders having first appointed a new Representative who shall assume such duties immediately upon the resignation or removal of the Representative. In the event of the death, incapacity, resignation or removal of the Representative, a new Representative shall be appointed by the vote or written consent of the Majority Holders. Notice of such vote or a copy of the written consent appointing such new Representative shall be sent to Buyer, such appointment to be effective upon the later of the date indicated in such consent or the date such notice is received by Buyer; provided, that until such notice is received, Buyer shall be entitled to rely on the decisions and actions of the prior Representative as described in Section 5.6(a) above.

(e) The Representative shall be entitled to reimbursement from the Sellers for all of her fees, expenses and other amounts incurred in connection with her services as the Representative under this Agreement, and each Seller shall reimburse the Representative for his, her or its Pro Rata Share of such expenses. In connection with this Agreement and any instrument, agreement or document relating hereto or thereto, and in exercising or failing to exercise all or any of the powers conferred upon the Representative hereunder, the Representative shall incur no responsibility whatsoever to any Seller by reason of any error in judgment or other act or omission performed or omitted hereunder or any such other agreement, instrument or document, excepting only responsibility for any act or failure to act that represents willful misconduct. In performing any function accorded under this Agreement, the Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue. In addition, any error in judgment or other act or omission of the Representative pursuant to such advice shall in no event subject Representative to liability to any Seller. The Representative is serving in such capacity solely for purposes of administrative convenience, and shall not be individually liable in such capacity for any of the obligations of the Sellers hereunder; provided, that nothing in this Section 5.6(e) shall relieve any liability of any Seller hereunder in his, her or its role as such if such Seller is also serving as the Representative. The Representative undertakes to perform such duties and only such duties as are specifically set forth in this Agreement and no implied covenants or obligations shall be read into this Agreement against the Representative. In accordance with their relative Pro Rata Share, each Seller shall indemnify the Representative against all Losses arising out of or in connection with any claim, investigation, challenge, action or proceeding, or in connection with any appeal thereof, relating to the acts or omissions of the Representative serving as the Sellers’ representative under this Agreement. Such indemnification shall include any and all expenses reasonably incurred in investigating, preparing or defending against any claim, investigation, challenge, action, proceeding, or appeal, commenced or threatened. Such indemnification, however, shall not apply in the event of any action or proceeding that finally adjudicates the Representative as liable for willful misconduct. In the event of any indemnification or reimbursement obligation under this clause (e), upon written notice from Representative to the Sellers as to the existence of a deficiency toward the payment of any such indemnification or reimbursement obligation, each Seller shall promptly deliver to the Representative full payment of such Seller’s relative Pro Rata Share of the amount of such deficiency.

(f) The provisions of this Section 5.6 shall be binding upon the executors, heirs, legal representatives, personal representatives, successor trustees, and successors of each Seller, and any references in this Agreement to a Seller shall mean and include the successors to such Seller’s rights hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise.

Section 5.7 Releases of Claims. Prior to the Closing, the Company Group shall cause each Seller to enter into a General Release of Claims in substantially the form attached hereto as Exhibit C (each, a “Release of Claims”).

Section 5.8 Backbone Investment. Buyer and the Sellers agree that if at any time after the Closing the Company sells or otherwise receives proceeds in connection with the sale of the Company’s equity in Backbone Labs, Inc. then the Company shall distribute fifty percent (50%) of such proceeds in equal shares of one-third (1/3) each to (a) Emma Jane Holdings Pty Ltd as Trustee for the Emma Jane Trust, (b) El Watkins Investments Pty Ltd as Trustee for the El Watkins Investment Trust, and (c) GM Watkins Pty Ltd as Trustee for the GM Watkins Trust, in a mutually tax efficient manner.

Article VI

CLOSING

Section 6.1 Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place electronically by the mutual exchange of facsimile or portable document format (.PDF) signatures on the date hereof (the “Closing Date”).

Section 6.2 Deliveries by the Sellers. At the Closing, the Sellers will deliver or cause to be delivered to Buyer the following (in such forms as approved by Buyer, such approval not to be unreasonably withheld, conditioned, or delayed):

(a) original stock certificates evidencing the Shares or if any of those certificates are lost, a statutory declaration given by the relevant Seller in accordance with section 1070D of the Corporations Act 2001 (Cth) in respect of those certificates;

(b) duly completed and executed transfers of the Shares in registrable form in favor of the Buyer;

(c) a Release of Claims, in the form attached hereto as Exhibit C, duly executed by each Seller;

(d) resignations of the officers and directors of the Company Group;

(e) a certificate of the Secretary of State or other appropriate official of each member of the Company Group’s jurisdiction of incorporation to the effect that each member of the Company Group is in good standing (or the equivalent thereof) in such jurisdiction, as of a date no earlier than ten (10) days prior to Closing;

(f) an IRS Form W-9, W-8BEN, or W-8BEN-E, as applicable, duly executed by each Seller;

(g) the stock register, minute books and all other business books and business records relating to the operation of each member of the Company Group;

(h) the Funds Flow Memo;

(i) acknowledgements and consents, in form and substance reasonably satisfactory to Buyer, executed by each of the parties listed on Schedule 6.2(h) with respect to the Contracts identified therein;

(j) a certificate of the Secretary of the Company certifying as to:

(i) the articles of incorporation and bylaws (or equivalent organizational documents) of the Company, as in effect as of the Closing Date; and

(ii) resolutions of the Company’s directors and Sellers authorizing the execution, delivery and performance of this Agreement and of all other agreements and certificates contemplated by this Agreement and: (A) approving the transfer of the Shares to the Buyer and its registration in the register of members of the Company and the issue of a new share certificate in the Buyer’s name and the cancellation of the existing share certificates in respect of the Shares; (B) approving the appointment of any nominees of the Buyer as director and/or secretary and/or public officer of the Company from Closing (subject to each of them having provided duly executed consents to act in that role); and (C) noting the resignations of any officers who are required to resign on Closing;

(k) payoff and release letters (which shall contain wire instructions to payees thereof) executed by each of the creditors of the Closing Date Indebtedness, which, if applicable, are accompanied by UCC-3 termination statements terminating all Liens (including Tax liens); and

(l) a copy of the Retention Documents executed by the Key People.

Section 6.3 Deliveries by Buyer. At the Closing, Buyer will deliver or cause to be delivered to the Representative or the Sellers, as applicable, the following:

(a) the Closing Cash Consideration to be paid at the Closing pursuant to Section 2.4 paid and delivered in accordance with such section;

(b) a certificate of the Secretary of State or other appropriate official of its jurisdiction of incorporation to the effect that Buyer is in good standing (or the equivalent thereof) in such jurisdiction; and

(c) a duly executed counterpart of the share transfer delivered under Section 6.2(b).

Article VII

INDEMNIFICATION

Section 7.1 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is twenty-four (24) months from the Closing Date; provided, that the Fundamental Representations shall survive the Closing and shall remain in full force and effect until the sixth (6th) anniversary of the Closing Date. All covenants and agreements of the Parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching Party to the breaching Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 7.2 Sellers’ Indemnification Obligations. From and after the Closing, the Sellers, severally (in proportion to each Seller’s Pro Rata Share) but not jointly, shall save, defend, indemnify and hold harmless the Buyer Indemnified Parties from and against all Losses incurred by any Buyer Indemnified Party resulting from or arising out of:

(a) any breach or inaccuracy of any representation or warranty made by any Seller contained in this Agreement or in any schedule or certificate delivered pursuant hereto or in connection with the Transaction;

(b) any breach or non-fulfillment of any covenant or agreement by any Seller contained in this Agreement or in any schedule or certificate delivered pursuant hereto or in connection with the Transaction; and

(c) Pre-Closing Taxes.

Section 7.3 Buyer Indemnification Obligations. From and after the Closing, Buyer shall indemnify, defend and hold harmless the Seller Indemnified Parties from and against all Losses incurred by any Seller Indemnified Party resulting from or arising out of (i) any breach or inaccuracy of any representation or warranty made by Buyer contained in this Agreement; or (ii) any breach or non-fulfillment of any covenant or agreement of Buyer contained in this Agreement.

Section 7.4 Limitations on Indemnification by the Sellers.

(a) With respect to the matters described in Section 7.2(a) and (d), the Sellers will have no liability with respect to such matters until Buyer Indemnified Parties have suffered aggregate Losses by reason of all such breaches in excess of $57,500 (the “Deductible”), after which point the Sellers will be obligated to indemnify such Buyer Indemnified Party from and against all Losses in excess of the Deductible; provided, that the foregoing limitations shall not apply in respect of any Losses relating to (i) breaches of the Fundamental Representations or (ii) Actual Fraud.

(b) With respect to the matters described in Section 7.2(a), the aggregate maximum liability of the Sellers shall be $1,000,000 (the “Cap”); provided, that the foregoing limitations shall not apply in respect of any Losses relating to (i) breaches of the Fundamental Representations or (ii) Actual Fraud.

(c) With respect to the matters described in Section 7.2, the aggregate maximum liability of the Sellers shall be limited to an amount equal to the total Purchase Price; provided, that the foregoing limitations shall not apply in respect of matters described in Section 7.2(c) or in respect of any Actual Fraud.

(d) Notwithstanding anything to the contrary contained herein, in no event will any Seller have liability for any matter set forth in Sections 5.1, 5.3 and 5.4 with respect to any other Seller or for any Actual Fraud committed by any other Seller.

(e) Each Party agrees to use reasonable efforts to mitigate any Losses that forms the basis of a claim for indemnification hereunder.

Section 7.5 Limitations on Indemnification by Buyer.

(a) With respect to the matters described in Section 7.3(i), Buyer will have no liability with respect to such matters until the Sellers have suffered Losses by reason of all such breaches in excess of the Deductible, after which point Buyer will be obligated to indemnify the Sellers from and against all Losses in excess of the Deductible; provided, that the foregoing limitations shall not apply in respect of any Losses relating to (i) breaches of any representation made in Section 4.1 (Organization), Section 4.2 (Authorization), Section 4.3 (Consents and Approvals; No Violations), and Section 4.5 (Certain Fees) or (ii) Actual Fraud.

(b) With respect to the matters described in Section 7.3(i), the aggregate maximum liability of Buyer shall be the Cap; provided, that the foregoing limitation shall not apply in respect of any Losses relating to (i) breaches of any representation made in Section 4.1 (Organization), Section 4.2 (Authorization), Section 4.3 (Consents and Approvals; No Violations), and Section 4.5 (Certain Fees) or (ii) Actual Fraud.

Section 7.6 Third-Party Claims.

(a) If a third party initiates a claim, demand, dispute, lawsuit or arbitration (a “Third-Party Claim”) against any Person (the “Indemnified Party”) with respect to any matter that the Indemnified Party might make a claim for indemnification against any Party (the “Indemnifying Party”) under this Article VII, then the Indemnified Party must promptly notify, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third-Party Claim, together with a statement of any available information regarding such Third-Party Claim to the Indemnifying Party in writing of the existence of such Third-Party Claim and must deliver copies of any documents served on the Indemnified Party with respect to the Third-Party Claim; provided, however, that any failure on the part of an Indemnified Party to so notify an Indemnifying Party shall not limit any of the obligations of the Indemnifying Party under this Article VII (except if such failure prejudices the defense of such proceeding and only to the extent of the loss suffered by the Indemnifying Party as a result of such failure).

(b) Upon receipt of the notice described in Section 7.6(a), the Indemnifying Party will have the right to defend the Indemnified Party against the Third-Party Claim with counsel reasonably satisfactory to the Indemnified Party, provided, that (i) the Indemnifying Party notifies the Indemnified Party in writing within fifteen (15) days after the Indemnified Party has given notice of the Third-Party Claim that the Indemnifying Party will defend and indemnify the Indemnified Party from and against the Third-Party Claim in its entirety (including for the sake of clarity from and against any Loss the Indemnified Party may suffer in connection with the Third-Party Claim), (ii) the Third-Party Claim involves only money damages and does not seek an injunction or other equitable relief, (iii) settlement of, or an adverse judgment with respect to, the Third-Party Claim is not, in the good faith and reasonable judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests or the reputation of the Indemnified Party, (iv) such Third-Party Claim is not asserted by a Governmental Entity, and (v) the Indemnifying Party conducts the defense of the Third-Party Claim with reasonable diligence; provided, further, however, that the Indemnifying Party must first acknowledge in writing within fifteen (15) calendar days after the Indemnified Party has given notice of a Third-Party Claim, its assumption of the defense of such Third-Party Claim, and its obligation to indemnify the Indemnified Party with respect to such Third-Party Claim in accordance with the terms of this Article VII (provided that such notice may be revoked upon the discovery of additional facts indicating that the Indemnifying Party is not obligated to indemnify the Indemnified Party with respect to such Third-Party Claim). The party not controlling such Third-Party Claim shall cooperate with and make available to the controlling party such assistance and materials as may be reasonably requested of it (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same), and shall have the right at its expense to participate in the defense assisted by counsel of its own choosing; provided, that if (x) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (y) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of such additional counsel to the Indemnified Party as necessary to allow such defense or resolve such conflict. The party controlling such Third-Party Claim shall keep the non-controlling party reasonably advised of the status of such Third-Party Claim and shall consider in good faith recommendations made by the non-controlling party with respect thereto.

(c) If the Indemnifying Party assumes the defense of any Third-Party Claim, then such Indemnifying Party shall not, without the prior written consent of the Indemnified Party, enter into any settlement or compromise or consent to the entry of any judgment with respect to such Third-Party Claim if such settlement, compromise or judgment (i) involves a finding or admission of wrongdoing by the Indemnified Party, (ii) does not include an unconditional written release by the claimant or plaintiff of the Indemnified Party from all liability in respect of such Third-Party Claim or (iii) imposes equitable remedies or any obligation on the Indemnified Party, in each case, other than any such settlement or compromise that provides solely the payment of money damages which are fully the obligation of and satisfied by the Indemnifying Party. If an offer is made to settle a Third-Party Claim which offer the Indemnifying Party is permitted to settle under this Section 7.6 only upon the prior written consent of the Indemnified Party, and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give prompt written notice to the Indemnified Party to that effect. If the Indemnified Party assumes the defense of any Third-Party Claim, then such Indemnified Party shall not, without the prior written consent of the Indemnifying Party, settle or comprise any Third-Party Claim or permit a default or consent to entry of any judgment with respect to such Third-Party Claim that could have a material impact on the Sellers without the prior written consent of the Representative, which consent shall not be unreasonably withheld, conditioned or delayed.

(d) For purposes of this Section 7.6 and without limitation of Section 8.2, the Representative shall be deemed to be the Indemnified Party or the Indemnifying Party, as the case may be, on behalf of Sellers, for purposes of (i) sending and receiving notices relating to Third-Party Claims and (ii) exercising any right to defend against, or consent to the entry of any judgment or settlement with respect to, any Third-Party Claim.

Section 7.7 Other Indemnification Matters. All indemnification payments under this Article VII will be deemed adjustments to the Purchase Price for Tax purposes, unless otherwise required by Law. For purposes of determining the amount of Losses incurred by the applicable Buyer Indemnified Party for a breach of a Seller representation and warranty, all qualifications or exceptions in any representation or warranty relating to or referring to the terms “material”, “materiality” or “in all material respects” shall be disregarded. The foregoing provision of this Section 7.7 shall not apply to (i) any list of items of a material nature or above a specified threshold; or (ii) to defined terms herein that contain the word “Material”. Subject to any applicable limitations set forth in this Article VII, any indemnity claims required to be paid by the Sellers shall be satisfied by the Sellers on a several and not joint and several basis and in accordance with their respective Pro Rata Share (i.e., no Seller shall be liable to provide indemnity for Losses in excess of its Pro Rata Share thereof), making such required payments in immediately available funds. Notwithstanding the fact that any Indemnified Party may have the right to assert claims for indemnification under or in respect of more than one provision of this Agreement in respect of any fact, event, condition or circumstance, no Indemnified Party shall be entitled to recover the amount of any Loss suffered by such Indemnified Party more than once, regardless of whether such Loss may be as a result of a breach of more than one representation, warranty, obligation or covenant or otherwise under this Agreement.

Section 7.8 Treatment of Insurance Recoveries; Tax Benefits. In the event any amounts recovered or recoverable under insurance policies or other collateral sources are not received before any claim for indemnification is paid pursuant to this Article VII, then the Indemnified Party shall use commercially reasonable efforts to pursue such insurance policies or other collateral sources, and in the event the Indemnified Party receives any recovery, the amount of such recovery shall be applied first, to reimburse the Indemnified Party for its out-of-pocket expenses (including reasonable attorneys’ fees and expenses) expended in pursuing such recovery, second, to refund any payments made by the Indemnifying Party which would not have been so paid had such recovery been obtained prior to such payment, and third, to the Indemnified Party. In calculating amounts payable to an Indemnified Party, the amount of any Losses shall be computed net of payments actually recovered by the Indemnified Party under any insurance policy or other collateral source with respect to such Losses, net of all reasonable out-of-pocket costs and expenses incurred by the Indemnified Party in recovering such payments. The amount of any indemnity provided in this Article VII shall be reduced (but not below zero) by the amount of any actual net reduction in cash payments for Taxes realized by the Indemnified Party in the fiscal year of the Loss as a result of the Losses giving rise to such indemnity claim. If the indemnity amount is paid prior to the Indemnified Party realizing any actual reduction in cash payments for Taxes in connection with the Losses giving rise to such payment, and the Indemnified Party subsequently realizes such actual reduction in cash payments for Taxes during the fiscal year of the Loss, then the Indemnified Party shall pay the amount of such actual reduction in cash payments for Taxes (but not in excess of the indemnification payment or payments actually received with respect to such Losses) to the Indemnifying Party.

Section 7.9 Exclusive Remedy. Each Party hereby acknowledges and agrees that the sole and exclusive remedy of the Parties for the payment of money damages with respect to any breach of or inaccuracy in any of the representations or warranties set forth in this Agreement, or the Schedules delivered pursuant to this Agreement, shall be indemnification in accordance with this Article VII. Each of the Parties shall retain all of their other remedies, whether arising at law or in equity, in connection with any breach of or inaccuracy in any of the representations or warranties set forth in this Agreement, or in the Schedules delivered pursuant to this Agreement, in connection with any breach or violation of, or any failure to perform any, covenant or agreement set forth in this Agreement. Nothing in this Agreement shall limit the remedies available to any Party in connection with any claim based on Actual Fraud.

Article VIII
MISCELLANEOUS

Section 8.1 Fees and Expenses. Except as otherwise expressly provided herein, each of Buyer, on the one hand, and the Sellers and the Representative, on the other hand, shall pay its own fees, costs and expenses incurred in connection herewith and the transactions contemplated hereby, including the fees, costs and expenses of its financial advisors, accountants and counsel, and such fees, costs and expenses so incurred by the Company prior to the Closing shall constitute Transaction Expenses.

Section 8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) when delivered in person or, by facsimile or by email, (ii) on the next Business Day when sent by overnight courier or (iii) on the second succeeding Business Day when sent by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Buyer, at:

GameSquare Holdings, Inc.

6775 Cowboys Way #1335

Frisco, TX 75034

Attention: Justin Kenna, CEO

Email: justin@gamesquare.com

with a copy (which shall not constitute notice) to:

Baker & Hostetler LLP

1900 Avenue of the Stars, Suite 2700

Los Angeles, CA 90067

Attention: JR Lanis, Esq. and Bryan Wasser, Esq.

Email: jrlanis@bakerlaw.com and bwasser@bakerlaw.com

If to the Sellers or the Representative, at:

Grace Watkins

1530 Locust St., Apt. 15F

Philadelphia, PA 19102

Email: gracewatkins@gmail.com

with a copy (which shall not constitute notice) to:

Greenberg Glusker Fields Claman & Machtinger LLP

2049 Century Park East, Suite 2600

Los Angeles, CA 90067

Attention: Eric Perlmutter-Gumbiner

Email: epg@ggfirm.com

or to such other address or to such other Person as a Party shall have last designated by such notice to the other Party.

Section 8.3 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 8.4 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Nothing in this Agreement is intended to relieve or discharge the obligation of any third Person to any party to this Agreement. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, including by operation of law, by the Representative or any Seller without the prior written consent of Buyer.

Section 8.5 No Third-Party Beneficiaries. This Agreement is exclusively for the benefit of the Parties hereto and each of their respective successors and permitted assigns, and this Agreement shall not be deemed to confer upon or give to any other third party any remedy, claim, liability, reimbursement, cause of action or other right; provided, however, that the Buyer Indemnified Parties and Seller Indemnified Parties shall be express third-party beneficiaries of the terms and conditions of Article VII hereof.

Section 8.6 Section Headings. The Article and Section headings contained in this Agreement are exclusively for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement.

Section 8.7 Consent to Jurisdiction, Dispute Resolution, Etc..

(a) Except for matters in Article II related to Net Working Capital disputes or Earn-Out Payment disputes, each of which shall be governed by Article II, any other dispute, controversy or claim arising out of or relating to this Agreement or the validity, interpretation, breach or termination thereof (a “Dispute”), including claims seeking redress or asserting rights under Law, shall be resolved in accordance with the procedures set forth in this Section 8.7. All communications between the Parties or their representatives in connection with the attempted resolution of any Dispute shall be confidential and deemed to have been delivered in furtherance of Dispute settlement and shall be exempt from discovery and production and shall not be admissible in evidence (whether as an admission or otherwise) in any arbitral or other proceeding for the resolution of the Dispute or otherwise.

(b) Disputes shall be submitted to confidential, mandatory, binding arbitration by a single neutral arbitrator through the American Arbitration Association (“AAA”). The AAA Commercial Arbitration Rules in effect at the time that the dispute is arbitrated will govern the procedure for the arbitration proceedings between the Parties. The arbitration shall take place in the office of AAA located in Los Angeles, California. The arbitrator in this matter shall not have the power to modify any of the provisions of this Agreement. The decision of the arbitrator shall be final and binding on the Parties, and judgment thereon may be entered in any court having jurisdiction. The arbitrator’s fee and all costs of services provided by the arbitrator and arbitration organization shall be advanced by and split between the Parties equally. However, all costs of the arbitration proceeding or related litigation, including attorneys’ fees and costs, shall be paid by the non-prevailing Party.

(c) The Parties agree that any arbitration proceeding commenced pursuant to Section 8.7(b) shall, to the extent possible, be consolidated with any arbitration proceeding commenced under any Transaction Document and/or any other agreement, instrument, certificate or document executed and/or delivered pursuant to this Agreement or any Transaction Document (other than the Retention Documents), such that all disputes and claims arising under any or all of these agreements, instruments, certificates and other documents will, to the extent possible, be heard and resolved by the same arbitrator. Whether to consolidate two or more arbitration proceedings shall be subject to the final approval of the arbitrator in the arbitration proceeding commenced pursuant to Section 8.7(b).

(d) Each of the Parties agrees to keep confidential, and not disclose to any Person, except as may be required by Law, the existence of any Proceeding under this Section 8.7, the referral of any such controversy to arbitration or the status or resolution thereof. The Parties waive to the fullest extent permitted by Law any rights to appeal, or to review of, any arbitrator’s award by any court, except in the event of fraud.

(e) This Section 8.7 shall not be construed to prevent any Party from seeking and obtaining injunctive, specific performance, or declaratory relief in any court of competent jurisdiction. Each Party understands, acknowledges and agrees that in the event of a breach or threatened breach of any of the covenants and promises contained in this Agreement by such Party, the other Party will suffer irreparable injury for which there is no adequate remedy at law and such other Party will therefore be entitled to obtain, specific performance and/or injunctive relief enjoining such breach or threatened breach. The other Party will not be required to post a bond or other security in connection with, or as a condition to, obtaining such relief before a court of competent jurisdiction. Each Party further acknowledges that the other Party shall have the right to seek a remedy at law herein as well as or in lieu of equitable relief in the event of any such breach.

(f) The provisions of this Section 8.7 shall be a complete defense to any Proceeding instituted before or in any applicable Governmental Entity in any country with respect to any Dispute arising with regard to this Agreement. For the avoidance of doubt, if any Party or its Affiliates are unable to enforce and realize the entire arbitration award from the initial jurisdiction it has sought enforcement in, such Person shall be free to initiate proceedings in any available alternate jurisdiction to enforce and realize the balance of the award.

(g) Each Party consents to the non-exclusive jurisdiction of any state or federal court sitting in the Court of Chancery of the State of Delaware to seek interim or injunctive relief or enforce any arbitral awards.

(h) THE PARTIES HEREBY EXPRESSLY WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY LEGAL DISPUTE BROUGHT BY OR AGAINST ANY OF THEM RELATING TO THIS AGREEMENT. THE PARTIES ACKNOWLEDGE THAT THIS AGREEMENT INVOLVES COMPLEX TRANSACTIONS AND THAT DISPUTES HEREUNDER WILL BE MORE QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT DECISION MAKER. ACCORDINGLY, THE PARTIES AGREE, BASED ON THE ADVICE OF THEIR COUNSEL, THAT ANY DISPUTE HEREUNDER BE RESOLVED BY AN ARBITRATOR, OR, IN THE CASE OF INJUNCTIVE OR DECLARATORY RELIEF, A JUDGE APPLYING APPLICABLE LAW.

Section 8.8 Legal Representation; Privilege.

(a) The Parties hereto acknowledge that Baker & Hostetler LLP has represented Buyer in connection with the transactions contemplated by this Agreement. The Parties hereby consent to the representation by Baker & Hostetler LLP, of Buyer or any of its Affiliates (including, following the Closing, the Company Group) in any future matter, including any post-Closing dispute concerning this Agreement or any of the Transaction Documents.

(b) Greenberg Glusker Fields Claman & Machtinger LLP (“GGFCM”) has acted as counsel for the Sellers and the Company Group in connection with (i) this Agreement and the Transaction Documents to be entered into by the Sellers and the Company Group, and the transactions contemplated hereby and thereby, and/or (ii) any other transactions the Sellers considered as an alternative to the transactions contemplated hereby and under the Transaction Documents (both (i) and (ii) being the “Acquisition Engagement”). GGFCM has also represented the Company Group in respect of other matters prior to the Closing.

(c) The Parties hereto acknowledge and agree that the attorney-client privilege, attorney work product and expectation of client confidence involving general business matters of the Company Group and arising prior to the Closing for the benefit of both the Sellers, the Representative, and the Company Group shall be subject to a joint privilege between the Sellers and the Representative, on the one hand, and the Company Group, on the other hand, and the Sellers, the Representative, and the Company Group shall have equal right to assert all such joint privilege and protection and no such joint privilege may be waived by the Sellers or the Representative without the prior written consent of Buyer on behalf of the Company Group or by the Company Group without the prior written consent of the Sellers or the Representative.

(d) All attorney-client privileged communications between any Seller and GGFCM or any other legal counsel for any Seller or any member of the Company Group in the course of the negotiation, documentation, and consummation of the Transaction shall be deemed to belong solely to the Sellers (and not the members of the Company Group). Accordingly, the Company Group and Buyer shall not have access to any such communications or to the files of Greenberg Glusker Fields Claman & Machtinger LLP or such other legal counsel relating to its engagement by the Company Group or the Sellers with respect to the negotiation, documentation, and consummation of the Transaction.

(e) If the Sellers so desire, and without the need for any consent or waiver by any member of the Company Group or Buyer, GGFCM shall be permitted to represent the Sellers after the Closing in connection with any matter, including without limitation anything related to the transactions contemplated by this Agreement or any disagreement or dispute relating thereto. Without limiting the generality of the foregoing, after the Closing, GGFCM shall be permitted to represent the Sellers, any of their respective agents and Affiliates, or any one or more of them, in connection with any matter whatsoever, including, without limitation, any negotiation, transaction or dispute (“dispute” includes litigation, arbitration, mediation, negotiation or other adversary proceeding) with Buyer, the Company Group or any of their agents or Affiliates under or relating to this Agreement, any transaction contemplated by this Agreement, and any related matter (such as claims for indemnification and disputes involving employment or other agreements entered into in connection with this Agreement), whether or not such matter is related to the Acquisition Engagement.

(f) Any representation of a member of the Company Group, or any of their respective Affiliates, by GGFCM after Closing shall not affect the provisions of this Section 8.8. For example, and not by way of limitation, even if GGFCM is representing a member of the Company Group after the Closing, GGFCM shall be permitted simultaneously to represent the Sellers in any matter, including, without limitation, any disagreement or dispute relating to the transactions contemplated hereby. Furthermore, GGFCM shall be permitted to withdraw from any engagement by a member of the Company Group, or any of their respective Affiliates, in order to be able to represent or continue representing the Sellers even if such withdrawal causes the member of the Company Group or any Affiliate thereof additional legal expense (such as to bring new counsel “up to speed”), delay or other prejudice.

(g) The Sellers, the Company Group, and Buyer consent to the arrangements in this Section 8.8 and waive any actual or potential conflict of interest that may be involved in connection with any representation by GGFCM permitted hereunder.

(h) GGFCM is hereby authorized to remit to the Sellers any payments GGFCM receives in connection with the Closing from or on behalf of the Company to the extent such payments are in excess of the fees incurred by the Company to GGFCM in connection with the transactions contemplated hereby and are included in the calculation of Transaction Expenses, it being acknowledged by Buyer and the Company Group that such remitted payments shall belong to the Sellers.

Section 8.9 Entire Agreement. This Agreement (including the Schedules and Exhibits attached hereto), the Transaction Documents and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement. Each Party acknowledges and agrees that, in entering into this agreement, such Party has not relied on any promises or assurances, written or oral, that are not reflected in this Agreement (including the Schedules and Exhibits attached hereto), the Confidentiality Agreement and the other documents delivered pursuant to this Agreement.

Section 8.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters, including matters of validity, construction, effect, performance and remedies.

Section 8.11 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or email shall be as effective as delivery of a manually executed counterpart of the Agreement.

Section 8.12 Amendment; Modification. This Agreement may be amended, modified or supplemented at any time only by written agreement of the Parties.

Section 8.13 Schedules. Disclosure of any fact or item in any Schedule hereto referenced by a particular Section in this Agreement shall be deemed to have been disclosed with respect to every other Section in this Agreement if the applicability of such disclosure to such Section is reasonably apparent on the face of such disclosure. The specification of any dollar amount in the representations or warranties contained in this Agreement or the inclusion of any specific item in any Schedules hereto is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material, and no Party shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy as to whether any obligation, items or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement.

Section 8.14 Waiver. No failure on the part of any party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise preclude any further or other exercise of such or any other right.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have caused this Equity Purchase Agreement to be executed as of the date first above written.

BUYER:

GAMESQUARE HOLDINGS, INC.

By:	/s/ Justin Kenna
Name:	Justin Kenna
Title:	Chief Executive Officer

[Signature Page to Equity Purchase Agreement]

IN WITNESS WHEREOF, the Parties have caused this Equity Purchase Agreement to be executed as of the date first above written.

SELLERS:

/s/ Emma Jane Barnes
Name: Emma Jane Barnes, as director and secretary of Emma Jane Holdings Pty Ltd as Trustee for the Emma Jane Trust

/s/ Elliot Watkins
Elliot Watkins, as director and secretary of El Watkins Investments Pty Ltd as Trustee for the El Watkins Investment Trust

/s/ Grace Wakins
Grace Watkins, as director and company secretary of GM Watkins Pty Ltd as Trustee for the GM Watkins Trust

/s/ Matthew Palaje
Matthew Palaje, an individual

/s/ Phiroz Austin
Phiroz Austin, an individual

REPRESENTATIVE:

/s/ Grace Wakins
Grace Watkins, an individual

[Signature Page to Equity Purchase Agreement]